UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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CITY HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 19, 2019

To Our Shareholders:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of City Holding Company, which will be held in the Erma Byrd Gallery on the third floor of Riggleman Hall at the University of Charleston ("UC"), located at 2300 MacCorkle Avenue, SE, Charleston, West Virginia 25304, on Wednesday, April 17, 2019 at 1:00 p.m. We are delighted to hold our Annual Meeting on the campus of UC and continue City Holding Company's "college on campus" theme in 2019. We are pleased to include UC students' attendance and participation in our shareholder’s meeting.

The notice of meeting and proxy statement accompanying this letter describe the specific business to be acted upon. In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the shareholders.

We hope that you will join us at this year’s Annual Meeting and look forward to personally greeting those of you who are able to attend.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the Annual Meeting, please vote your shares by: (1) accessing the Internet at the website included on the proxy card, (2) calling the toll-free number shown on the proxy card, or (3) completing, signing and returning the enclosed proxy card as soon as possible in the postage-paid envelope provided.

City Holding Company thanks you for your consideration and your continued support.

C. Dallas Kayser
Chairman of the Board

Charles R. Hageboeck
President & CEO

CITY HOLDING COMPANY
25 Gatewater Road
Post Office Box 7520
Charleston, West Virginia 25356-0520

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 17, 2019

Notice is hereby given that the Annual Meeting of Shareholders of City Holding Company will be held in the Erma Byrd Gallery on the third floor of Riggleman Hall at the University of Charleston ("UC"), located at 2300 MacCorkle Avenue, SE, Charleston, West Virginia 25304, on Wednesday, April 17, 2019 at 1:00 p.m. (local time) for the following purposes:

1.    Election of Directors. To elect five Class II directors to serve for a term of three years and one Class III director to serve for a term of one year. The names of the nominees are set forth in the accompanying proxy statement.

2.    Advisory (Non-binding) Vote on Executive Compensation. To approve a non-binding advisory proposal on the compensation of the Named Executive Officers.

3.	Other Business. To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 1, 2019 are the only shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders.

By Order of the Board of Directors,

Victoria A. Faw,
Secretary

March 19, 2019
IMPORTANT NOTICE

We urge you to sign and return the enclosed proxy or transmit your voting instructions by telephone or Internet as promptly as possible, regardless of your plans to attend the meeting. Please refer to the instructions on the proxy card for details about transmitting your voting instructions by telephone or Internet. If you attend the meeting, you may vote your shares in person, even if you have previously signed and returned your proxy or transmitted your voting instructions by telephone or Internet.

CITY HOLDING COMPANY
2019 PROXY STATEMENT

CITY HOLDING COMPANY
25 Gatewater Road
Charleston, West Virginia 25356-0520

PROXY STATEMENT

Information Concerning the Solicitation

This statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of City Holding Company (the “Company” or “City”) to be held on April 17, 2019.

The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company. The cost of preparing, assembling, and mailing the proxy material and of reimbursing brokers, nominees, and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company. The Company does not currently intend to solicit proxies other than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their best efforts, by telephone or otherwise, to obtain proxies. The proxy materials are being mailed on or about March 19, 2019 to shareholders of record at the close of business on March 1, 2019 (the “Record Date”).

Annual Report

The Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2018 is being furnished with this Proxy Statement to shareholders of record as of the Record Date. The Annual Report to Shareholders does not constitute a part of this Proxy Statement or the proxy solicitation material.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 17, 2019

This Proxy Statement and the 2018 Annual Report and any amendments thereto that are required to be furnished to shareholders are available online at www.ViewMaterial.com/CHCO.

Householding

The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process is commonly referred to as “householding.”

The Company has implemented “householding” in an effort to reduce the number of duplicate mailings to the same address. This process benefits both shareholders and the Company because it eliminates unnecessary mailings delivered to your home and helps to reduce the Company’s expenses. “Householding” will not be used, however, if the Company has received contrary instructions from one or more of the shareholders sharing an address. We will continue to “household” indefinitely until you instruct us otherwise. You may notify the Company that you would like to receive separate copies of the Company’s annual report and proxy statement in the future, or that you would like to receive one copy for multiple shareholders sharing an address, by telephoning our transfer agent at 1-800-568-3476, or writing the transfer agent at: Computershare Trust Company N.A., P. O. Box 505005, Louisville, KY 40233-5005. If you would like to receive a separate copy of the Company’s 2019 Proxy Statement and 2018 Annual Report, please contact Victoria A. Faw, Corporate Secretary, City Holding Company, 25 Gatewater Road, Charleston, WV 25313 or call 304-769-1100. Even if your household receives only one annual report and one proxy statement, the Company will continue to send a separate proxy card for each shareholder residing at your address. Please note, however, that if a broker holds shares of the Company on your behalf, (that is, in “street name” (e.g., in a brokerage account or retirement plan account)) you may continue to receive duplicate mailings.

Voting Methods

The accompanying proxy is for use at the Annual Meeting if a shareholder either will be unable to attend in person or will be able to attend but wishes to vote by proxy. Shares may be voted by completing the enclosed proxy card and mailing it in the postage-paid envelope provided, voting over the Internet, or using a toll-free telephone number. Please refer to the proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available. (If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.) Shareholders who vote over the Internet may incur costs, such as Internet access charges, for which the shareholder is responsible. The Internet and telephone voting facilities for eligible shareholders of record will close at 6:00 a.m., Eastern Time, on April 17, 2019. Specific instructions to be followed by any shareholder interested in voting via the Internet or telephone are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. In the event that a shareholder’s proxy does not reference Internet or telephone information because the shareholder is not the registered owner of the shares, the shareholder should complete and return the paper proxy card in the self-addressed, postage-paid envelope provided.

The proxy may be revoked at any time before the shares subject to it are voted by (i) notifying, in writing, Victoria A. Faw, Corporate Secretary, City Holding Company, P. O. Box 7520, Charleston, WV 25356-0520, (ii) executing a proxy bearing a later date (including a proxy given over the Internet or by telephone), or (iii) voting in person at the Annual Meeting the shares represented by the proxy. (Your attendance at the Annual Meeting will not, by itself, revoke your proxy; you must vote in person at the Annual Meeting.) If your shares are held by a broker on your behalf (that is, in street name), you must contact your broker or nominee to revoke your proxy.

If you participate in City Holding Company’s 401(k) Plan & Trust and hold shares of Company common stock in your plan account as of the Record Date, you will receive a request for voting instructions from the tabulation agent on behalf of the trustee of the Company's operating subsidiary City National Bank of West Virginia ("City National Bank") with respect to your plan shares. If you hold Company common stock outside of the plan, you will vote those shares separately. You are entitled to direct City National Bank how to vote your plan shares.

All shares of the Company’s common stock, par value $2.50 per share (the “Common Stock”), represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. The Board of Directors unanimously recommends a vote:

1.	FOR the nominees for director listed in these materials and on the proxy card; and

2.	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials.

In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations. If any other matters are properly presented for consideration at the Annual Meeting, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At this time, the Company is not aware of any other matters that may come before the Annual Meeting.

Outstanding Voting Shares

The Company’s only authorized voting equity security is its Common Stock.

Only shareholders of record at the close of business on March 1, 2019, the Record Date, are entitled to vote at the Annual Meeting. On that day, there were issued and outstanding 16,530,297 shares of Common Stock (after deducting an aggregate of 2,531,251 shares held in treasury). Each share is entitled to one vote. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of the Company’s Common Stock entitled to a vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions will be counted as shares present for purposes of determining the presence of a quorum. A quorum must be present before any business, including the shareholder votes listed above, can be conducted.

With respect to proposals 1 and 2, the election of directors and the approval (on an advisory basis) of the compensation of the named executive officers as discussed in these materials, the number of votes cast “for” must exceed the number of votes cast “against” the proposal. “Abstain” votes will not affect the outcome of the proposals.

If your shares are held by a broker on your behalf (that is, in “street name”), and you do not instruct the broker as to how to vote those shares, the broker may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote” and those shares will not be counted as having been voted on the applicable proposal. Please instruct your bank or broker so your vote can be counted.

Cumulative Voting Rights

Each shareholder has the right to cumulate his or her votes for the election of directors at the Annual Meeting if a shareholder gives notice to the Company in writing, directed to Victoria A. Faw, Corporate Secretary, City Holding Company, 25 Gatewater Road, Charleston, WV 25313,

not less than forty-eight hours before the time set for the Annual Meeting of his or her intent to vote cumulatively in the election of directors. If one shareholder properly gives this notice, all other shareholders are entitled to vote cumulatively in the election of directors without giving further notice. The proxy solicited hereunder authorizes the proxies to cumulate their votes at their discretion if cumulative voting is permitted at the Annual Meeting.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Directors and Named Executive Officers

Information included in this table is based upon the “beneficial ownership” rules issued under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). Under these rules, a person is deemed to be a beneficial owner of any shares of our common stock if that person has or shares “voting power,” which includes the power to vote or direct the voting of the shares, or “investment power,” which includes the right to dispose or direct the disposition of the shares. Thus, under the rules, more than one person may be deemed to be a beneficial owner of the same shares. A person is also deemed to be a beneficial owner of any shares as to which that person has the right to acquire beneficial ownership within 60 days.

The table below presents certain information as of March 1, 2019 regarding beneficial ownership of shares of Common Stock by directors, named executive officers listed under “Executive Officers of City Holding Company” on page 16 and all directors and executive officers as a group.

BENEFICIAL OWNERSHIP
Name of Beneficial Owner	Sole Voting and Investment Power(1)	Common Shares Subject to a Right to Acquire (2)	Aggregate Percentage Owned	CHCO Shares Held as Collateral for Loans
	(#)	(#)	(%)	(#)

Directors
Thomas L. Burnette (3)	30,614	-	*	-
John R. Elliot	167,876	-	1.02	-
Charles W. Fairchilds (4)	8,960	-	*	-
William H. File III (4)	25,050	-	*	-
Robert D. Fisher	32,363	-	*	-
Jay C. Goldman	25,685	-	*	-
Charles R. Hageboeck (5)	64,854	7,648	*	-
Tracy W. Hylton II (4)	57,651	-	*	-
J. Thomas Jones	4,582	-	*	-
C. Dallas Kayser (4)	22,613	-	*	-
James L. Rossi	17,405	-	*	-
Sharon H. Rowe (4)(6)	11,236	-	*	9,625
Diane W. Strong-Treister	614	-	*	-

Named Executive Officers
David L. Bumgarner	13,351	1,651	*	-
Craig G. Stilwell	20,693	3,881	*	-
John A. DeRito	20,972	2,385	*	-
Jeffrey D. Legge	13,356	1,522	*	-
Directors and Executive Officers as a group (17 persons)	537,875	17,087	3.36%	9,625
* Less than 1%.

(1)
Includes shares (a) owned by or with certain relatives; (b) held in various fiduciary capacities; (c) held by certain corporations and other entities; and (d) held in trust under the Company's 401(k) Plan & Trust.

(2)	Includes options to acquire shares of the Company's Common Stock that are exerciseable within 60 days.

(3)	Mr. Burnette was appointed to the Board of Directors in December 2018 and is a nominee for election to the Board of Directors as a Class III director.

(4)	Messrs. Fairchilds, File, Hylton, Kayser and Ms. Rowe are nominees for re-election to the Board of Directors as Class II directors.
(5)    Mr. Hageboeck serves as President and CEO of the Company and is considered a Named Executive Officer.

(6)
In December 2014, the Board of Directors approved and adopted a revised insider trading policy which, among other things, added a prohibition against the pledging by executive officers or directors of Company securities as collateral for loans or other financial obligations.  Ms. Rowe’s pledge of shares predates the adoption of the revised policy and the Board of Directors has approved an exception to the policy with respect to Ms. Rowe’s pledge.

Principal Shareholders of the Company

The following table lists each shareholder of the Company who is the beneficial owner of more than 5% of the Company’s Common Stock, the only class of stock outstanding, as of March 1, 2019.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

BlackRock, Inc. (1) 55 East 52nd Street New York, NY 10055	2,359,912	14.20%
The Vanguard Group, Inc. (2) 100 Vanguard Blvd. Malvern, PA 19355	1,705,677	10.29%

(1)
Based upon information contained in the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 24, 2019, BlackRock beneficially owned 2,359,912 shares of common stock as of December 31, 2018, with sole voting power over 2,321,841 shares, shared voting power over no shares, sole dispositive power over 2,2539,912 shares and shared dispositive power over no shares.

(2)
Based upon information contained in the Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 11, 2019, Vanguard beneficially owned 1,705,677 shares of common stock as of December 31, 2018, with sole voting power over 17,004 shares, shared voting power over 3,563 shares, sole dispositive power over 1,686,510 shares and shared dispositive power over 19,167 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% or more shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon the review of copies of such reports furnished to the Company through the date hereof, or written representations that no reports were required, the Company believes that during the fiscal year ended December 31, 2018, all filing requirements applicable to its executive officers and directors were met except as follows: Sharon H. Rowe filed one late Form 4 with respect to one open market sale transaction.

GOVERNANCE AND NOMINATING COMMITTEE REPORT

The Governance and Nominating Committee of the Board of Directors (the “Governance Committee”) is comprised of five independent directors and operates under a written charter adopted by the Board of Directors. The Governance Committee is charged with the responsibilities of: (i) identifying individuals qualified to become Board members; (ii) selecting or recommending that the Board select the director nominees for the next annual meeting of shareholders; and (iii) overseeing corporate governance matters for the Company.

Director candidates are nominated by the Governance Committee. The Governance Committee will consider director candidates recommended by shareholders (see “Shareholder Proposals and Nominations” on page 39), other members of the Board, officers and employees of the Company and other sources that the Governance Committee deems appropriate. The Governance Committee’s written charter directs the Governance Committee to evaluate the candidates based upon the totality of the merits of each candidate and not based upon minimum qualifications or attributes. In considering individual nominees, the Governance Committee takes into account the qualifications of other Board members to ensure that a broad variety of skill sets and experience beneficial to the Company and its business are represented on the Board of Directors. The Governance Committee evaluates all director candidates in the same manner regardless of the source of the recommendation. Some of the criteria used by the Governance Committee to evaluate the candidates, including those selected for nomination at the 2019 Annual Meeting, include:

▪Personal and professional integrity
▪Prior business experience, including knowledge of the banking business
▪Education
▪Age
▪Skills that may be relevant to the Company’s business
▪Geographic distribution of the candidates
▪Prior board experience with the Company or other publicly traded companies
▪Involvement in community, business and civic affairs

In the context of nominating directors, the Company has no official policy regarding diversity. Nevertheless, the Board’s Governance Committee believes that its existing Board is, in fact, well diversified with regard to geographical representation, business backgrounds, civic involvement, and experience on bank boards or comparable organizations – all factors that the Governance Committee believes to be important to representing the interests of the Company’s shareholders.

The Governance Committee is also empowered to retain outside advisors to assist in the performance of its functions with the sole authority to agree to fees and other terms of engagement. The Governance Committee did not hire any outside advisors to assist them with respect to the selection of candidates for director nominations in 2018 and has not hired one for evaluation of the current slate of directors nominated in these materials.

The Governance Committee has nominated for election as Class II directors, all of whom currently serve as Class II directors of the Company, Charles W. Fairchilds, William H. File III, Tracy W. Hylton II, C. Dallas Kayser and Sharon H. Rowe, to serve three-year terms expiring at the 2022 Annual Meeting. In addition, the Governance Committee recommended, and the Board of Directors approved, Mr. Thomas L. Burnette to stand for election as a Class III nominee at the 2019 Annual Meeting to serve for a one-year term expiring at the 2020 Annual Meeting.

Respectfully submitted,

Jay C. Goldman, Chairman
John R. Elliot
William H. File III
Robert D. Fisher
Sharon H. Rowe
January 30, 2019

ELECTION OF DIRECTORS
(Proposal 1)

The Board of Directors of the Company currently consists of thirteen (13) members. In accordance with the Company’s Amended and Restated Bylaws, the Board of Directors is classified into three classes as nearly equal in number as the then total number of directors constituting the whole Board permits. Each class is elected to separate three-year terms with each term expiring in different years. At each annual meeting, the directors and nominees constituting one class are elected for a three-year term. The term of Class II directors expires at the 2019 Annual Meeting. There are five nominees for election as Class II directors to serve for terms of three years expiring at the Annual Meeting in 2022. Messrs. Fairchilds, File, Hylton, Kayser and Ms. Rowe currently serve as directors of the Company and will stand for re-election as Class II directors. Mr. Burnette was appointed as a director by the Board of Directors in December 2018 in connection with the Company's recent acquisition of Poage Bankshares, Inc. and has been recommended and approved by the Board of Directors to stand for election as a Class III director. In accordance with the Company’s Amended and Restated Bylaws, he is required to stand for election by the shareholders at the annual meeting next following his appointment.

Each director elected will continue in office until a successor has been elected. If any nominee is unable to serve, which the Board of Directors has no reason to expect, the persons named on the accompanying proxy card intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee. The names of the nominees for directors submitted by the Governance Committee and the names of the directors of the Company whose terms of office will continue after the Annual Meeting are listed below. Director ages are shown as of the Annual Meeting date, April 17, 2019.

The Board of Directors recommends that shareholders vote “FOR” all of the Class II nominees shown below and “FOR” Class III nominee Thomas L. Burnette.

CLASS II DIRECTORS (Nominees for a term to expire in 2022)

Charles W. Fairchilds, 71, was President of Allied Ready Mix Company in Waynesboro, VA from 1987 until his retirement in January 2009. In this role, he was responsible for all aspects of three operating divisions that specialized in construction materials and employed over 150 people. Prior to joining Allied Ready Mix Company, Mr. Fairchilds owned and operated his own machine shop business in Waynesboro, VA for over three years. He started his manufacturing career with Cummins Engine Company in 1973, holding various manufacturing positions within the company, including serving as Plant Manager of the Columbus Engine Plant, which had over a million square feet of space and housed 5,500 employees, until his departure in 1983. During his time in Waynesboro and Augusta County (Virginia), Mr. Fairchilds served his community in a variety of different roles including President of the Waynesboro YMCA and the Waynesboro/East Augusta Chamber of Commerce. He earned his MBA at the University of Virginia. Mr. Fairchilds previously served on the Board of Directors of Community Bank (“Community”), Staunton, VA, beginning in 1996 until its merger with City Holding Company in January 2013. Additionally, he served as Chairman of the Audit Committee of Community. He has served on City’s Board since January 2013. The Governance Committee believes that due to his education and professional experiences, Mr. Fairchilds brings strong leadership, management, finance and accounting skills to the Company’s Board. Mr. Fairchilds owns, directly or indirectly, 8,960 shares of City Holding Company common stock.

William H. File III, 71, has served as a director since 2001. Mr. File received a Bachelor’s degree (political science) from Lynchburg College, Virginia, and a Doctor of Jurisprudence degree (law) from West Virginia University College of Law.  Mr. File is a practicing attorney and a member of the firm File Payne Scherer & File PLLC and is the City Solicitor for Beckley, West Virginia. Mr. File was first elected to the Bank of Raleigh Board of Directors in 1984.  He was a member of the Board of Horizon Bancorp, Inc. from 1993 until its merger with City Holding Company on December 31, 1998, and, subsequently, he has been a member of the City National Bank and City Holding Company Boards until the present date.  He is Chairman of the West Virginia Educational Broadcasting Authority that oversees public television and public radio in West Virginia, and is Past President and legal advisor to the Beckley Area Foundation, a $40 million community foundation serving the Raleigh County market. Mr. File has deep knowledge of the Raleigh County economy and local leaders.  The Governance Committee of the Board nominated Mr. File based upon his legal expertise, his knowledge of the Raleigh County market, and his long tenure on bank boards. Mr. File owns, directly or indirectly, 25,050 shares of City Holding Company common stock.

Tracy W. Hylton II, 70, has served as a director since 1993. Mr. Hylton is the President of Eller, Inc., a construction and reclamation company, and President of Lightning, Inc., a lease holding and coal sales company. Mr. Hylton has a number of business interests including those in coal, five auto dealerships, hotels in various states, retail and real estate. Through these business interests he has knowledge of, and contacts with, many other business people throughout the State of West Virginia. He is active in a number of civic organizations, including the Raleigh County YMCA.  Mr. Hylton joined the Board of the Bank of Raleigh in 1984, the Board of Horizon Bancorp, Inc. in 1993, and subsequent to the merger with City on December, 31, 1998, the City Holding Company Board.  Mr. Hylton has deep business contacts and knowledge of the West Virginia and Raleigh County marketplace.  The Governance Committee of the Board nominated Mr. Hylton based upon his varied business interests, knowledge, and contacts, his knowledge of the Raleigh County market, and his experience on bank boards. Mr. Hylton owns, directly or indirectly, 57,651 shares of City Holding Company common stock.

C. Dallas Kayser, 67, has served as a director since 1995. Since January 1, 2016, he has served as the non-executive Chairman of the Board of City Holding Company. Mr. Kayser received his Bachelor’s degree (economics) from Marshall University and his Doctor of Jurisprudence from the West Virginia University College of Law. He is the senior partner of Kayser Layne & Clark, PLLC and has been in the private practice of law since 1976. He is the Treasurer of Deerfield Development Company. He has served as the Chairman of the Board of Trustees of Pleasant Valley Hospital and currently serves on its executive committee. In addition, he has served as the Chairman of the Board of Trustees of the United Methodist Foundation of West Virginia, Inc. and served on its Executive, Compensation, Audit and Investment Committees. He is a charter member of the Mason County Community Foundation. He has been a guest speaker at bank director conferences in Chicago, IL and Nashville, TN. The Governance Committee nominated Mr. Kayser based upon his legal background, his broad business and community involvement, and his experience on bank boards. Mr. Kayser owns, directly or indirectly, 22,613 shares of City Holding Company common stock.

Sharon H. Rowe, 67, has served as a director since 2001. Ms. Rowe attended West Virginia University. In February 2013, Ms. Rowe formed a limited liability company, SHR Consulting, LLC, which provides public relations, marketing and events planning services. She retired as Vice President of Communications of The Greenbrier Resort and Club Management Company in 2005 after 27 years with the company and subsequently served as a senior consultant to two marketing communications firms until forming SHR Consulting, LLC. Ms. Rowe joined the Boards of Greenbrier Valley National Bank and Horizon Bancorp, Inc. in 1996, the Board of City National Bank of West Virginia in 1999 and, subsequently, in 2001, the City Holding Company Board of Directors. A recognized leader in West Virginia’s tourism industry, she is past chair and member of the Board of Directors of the West Virginia Hospitality and Travel Association. Ms. Rowe serves as a director on numerous boards in West Virginia including the Clay Center for the Arts and Sciences, the Leadership Council of the WVU Cancer Institute, the Greenbrier County Convention and Visitors Bureau, HospiceCare, United Way of the Greenbrier Valley and the Lewisburg Rotary Club. She is a Director Emeritus of The Education Alliance. The Governance Committee of the Board nominated Ms. Rowe based upon her marketing and communications experience, prior bank board service and her statewide involvement. Ms. Rowe owns, directly or indirectly, 11,236 shares of City Holding Company common stock.

CLASS III DIRECTORS (Directors whose terms expire in 2020)

Thomas L. Burnette, 69, was appointed to the Board of Directors in December 2018 in connection with the Company's acquisition of Poage Bankshares, Inc. Mr. Burnette has been the President and owner of Ashland Office Supply, Inc., an office supply retailer in Ashland, Kentucky, since 1978. He is a graduate of Morehead State University. Mr. Burnette has served in a variety of capacities at civic and community organizations in Boyd County, including the Ashland Kiwanis Club, United Way of Boyd and Greenup Counties, King's Daughters' Health Foundation, the Ashland Planning Commission, the Kentucky Heart Institute and Kingsbrook Lifecare Center. He also previously served as a director and Chairman of the Board of Town Square Bank. Currently, he serves as Chairman of the Ethics Committee for the City of Ashland. The Governance Committee of the Board nominated Mr. Burnette based upon his experience owning and operating a retail business, his strong knowledge of the Ashland, Kentucky and Boyd County, Kentucky markets and his prior experience serving on the board of a publicly-traded bank. Mr. Burnette owns, directly or indirectly, 30,614 shares of City Holding Company common stock.

Robert D. Fisher, 66, has served as a director since 1994. Mr. Fisher received a Bachelor’s degree (finance) from West Virginia University and a Doctor of Jurisprudence degree (law) from West Virginia University College of Law. He is a practicing attorney and the managing member of Adams, Fisher & Chappell, PLLC in Ripley, WV. Mr. Fisher is active and well known in the legal community in West Virginia, having served as President of The West Virginia Bar from 2006 to 2007. Mr. Fisher joined the Board of Bank of Ripley in 1987 and, subsequent to its merger with City Holding Company, the City Holding Company Board in 1994. He lives in Jackson County, WV and is very active in community affairs, providing him knowledge of the community and its leaders. He currently serves as Chairman of the Board of Jackson General Hospital and is on the Executive Council of the West Virginia Bar Association. In 2017, Mr. Fisher was awarded the prestigious North Star Award from the Boy Scouts of America in recognition of his significant contributions to scouting. The Governance Committee of the Board nominated Mr. Fisher based upon his legal expertise, his community experience and his prior board service. Mr. Fisher owns, directly or indirectly, 32,363 shares of City Holding Company common stock.

Jay C. Goldman, 75, has served as a director since 1988. Mr. Goldman received Bachelor’s degrees (business administration and real estate) from Morris Harvey College and the University of Charleston, respectively, and a Doctor of Jurisprudence degree (law) from West Virginia University College of Law. Mr. Goldman is a licensed and State-certified real estate appraiser and licensed real estate broker, as well as a member of the WV State Bar. He serves on the Board of Directors of the West Virginia Chamber of Commerce and is a past trustee of the University of Charleston. Mr. Goldman is currently President of Goldman Associates, Inc., a real-estate firm based in Charleston, WV providing real-estate brokerage, appraisals, and consulting services. As a result, Mr. Goldman’s knowledge regarding real estate and construction throughout West Virginia is extensive and highly beneficial to City. Mr. Goldman’s knowledge of the economy and leaders throughout the State of WV is also exceptionally strong. Mr. Goldman served as a Municipal Judge for the City of Charleston and as Mayor of Charleston, WV from 1999 until 2003. He is, therefore, knowledgeable about political and municipal issues in West Virginia. Mr. Goldman joined the City National Bank Board of Directors in 1986 and the City Holding Company Board of Directors in 1988. As Chairman of City’s Governance Committee, Mr. Goldman has attended numerous Continuing Education conferences on relevant topics. The Governance Committee of the Board nominated Mr. Goldman based upon his expertise in real estate, which is an important industry for City’s commercial lending business, his knowledge of the WV economy and its leaders, his experience in governance matters, and his prior board experience. Mr. Goldman owns, directly or indirectly, 25,685 shares of City Holding Company common stock.

Charles R. Hageboeck, 56, has served as a director since 2005. Mr. Hageboeck received a Ph.D. in Economics from Indiana University in 1991. He has spent most of his career in banking. He now serves as City’s Chief Executive Officer and President. Mr. Hageboeck was formerly with Indiana National Bank, NBD Bank, N.A., and Peoples Bank of Indianapolis. Mr. Hageboeck is a past Chairman of the West Virginia Banker’s Association and currently serves on the Boards of the West Virginia Chamber of Commerce and the West Virginia Bankers Association. In 2012, Mr. Hageboeck was recognized as a recipient of the State Journal’s prestigious “Who’s Who in West Virginia Business” award and in 2018, Mr. Hageboeck was named as "Community Banker of the Year" by American Banker. Mr. Hageboeck was elected to City’s Board upon becoming CEO in 2005, and is the only management director on the Board. The Governance Committee of the Board nominated Mr. Hageboeck by virtue of his role as City’s Chief Executive Officer and due to his strong experience as an officer at both smaller and larger banking institutions. Mr. Hageboeck owns, directly or indirectly, 64,854 shares of City Holding Company common stock.

CLASS I DIRECTORS (Directors whose terms expire in 2021)

John R. Elliot, 73, has served as a director since 2007.  Mr. Elliot received Bachelor’s degrees from Kent State University (architecture) and West Virginia Institute of Technology (health care administration).  Mr. Elliot founded John Elliot Associates, Architects & Planners in 1972 and Continental Health Care Construction Company in 1980, both which specialized in the design and construction of nursing homes.  In 1982, Mr. Elliot founded AMFM, LLC, which today operates 18 skilled nursing facilities with 1,383 beds throughout West Virginia and employs more than 1,750 people.  In addition, Mr. Elliot founded Lifetree Therapy Company in 2014, Lifetree Pharmacy in 2015 and Lifetree Medical Services in 2018. The Governance Committee considers AMFM to be a company of similar size and complexity to City Holding Company.  As the owner of AMFM, the Board of Directors of City considers that Mr. Elliot’s business experience makes him a highly qualified addition to the Board. Mr. Elliot is a member of the Executive Committee of the Kent State University Foundation, and he is currently an Executive Committee member and Past Chairman of the West Virginia Symphony Orchestra (WVSO) Board of Directors and a member of the WVSO Foundation Board. He has also served on the boards of the Clay Center for the Arts and Sciences, United Way, the YMCA, Buckskin Council, Boy Scouts of America and the Sunrise Art Museum, and as a trustee of the AIA-WV Foundation for Architecture, giving him deep knowledge of the Charleston economy and its leaders.  Mr. Elliot was the President of the West Virginia Health Care Association and has served as the Regional Multi-facility Vice Chair and Secretary for the American Health Care Association, providing him a high level of experience in the health care profession. In 2010, Mr. Elliot was recognized as a recipient of the State Journal’s prestigious “Who’s Who in West Virginia Business” award and in 2012, the West Virginia Health Care Association selected him as their President's Choice Award winner.  In 2015, he was named the “Spirit of the Valley” award recipient by the YMCA of Kanawha Valley. Mr. Elliot owns, directly or indirectly, 167,876 shares of City Holding Company common stock.

J. Thomas Jones, 69, was appointed to the Board of Directors in July 2013. Mr. Jones was the Chief Executive Officer of West Virginia United Health System located in Fairmont, WV, from 2003 until January 2014. Following his retirement, he served as the Consultant to the CEO of West Virginia United Health System until 2015. During his tenure at United Health System, he oversaw its expansion from two hospitals—Ruby Memorial in Morgantown and United Hospital Center in Clarksburg—to include hospitals in Martinsburg, Ranson and Parkersburg and become the largest health system in the state, employing over 10,000 people on six campuses. Mr. Jones was appointed to The Board of Governors of West Virginia University in 2014. He has also been active in the state’s business community, and was inducted in 2012 into the West Virginia Business Hall of Fame. He has been chair of the Board of Directors of the West Virginia Chamber of Commerce, and has served on the boards of the American Hospital Association, the West Virginia Higher Education Policy Commission and many other local, state, and national groups. In 2008, WV Executive magazine named Mr. Jones one of the 50 Most Influential Leaders in West Virginia. He was also recognized as an Outstanding Alumnae of the West Virginia University College of Business and Economics. The Governance Committee nominated Mr. Jones based upon his business experience running a large, complex organization as well as his extensive knowledge of the Morgantown and central WV markets. Mr. Jones owns, directly or indirectly, 4,582 shares of City Holding Company common stock.

James L. Rossi, 64, has served as a director since 2001. Mr. Rossi, a licensed CPA, received his Bachelor’s degree from West Virginia University. Mr. Rossi maintained his own public accounting firm, James Rossi, CPA from September 1978 to July 2008. From July 2008 until his retirement in May 2013, Mr. Rossi was the Chief Financial Officer of Valtronics, Inc. (which manufactures products for commercial and industrial clients). Mr. Rossi also serves on the Board of Directors of Fruth Pharmacy, which operates 25 retail pharmacies in WV, KY and OH and employs over 600 people. The Governance Committee considers Mr. Rossi’s accounting background, and status as an accounting expert, a key reason why he has been nominated to City’s Board of Directors. Additionally, Mr. Rossi joined the Board of Directors of The Peoples National Bank (formerly known as The Peoples Bank of Point Pleasant) in 1997, the Board of Directors of City National Bank in 1999 and the City Holding Company Board of Directors in 2001. The Governance Committee nominated Mr. Rossi based on his long experience on bank boards, his deep roots in Mason County, WV, and his knowledge regarding that local economy and its leaders. Mr. Rossi owns, directly or indirectly, 17,405 shares of City Holding Company common stock.

Diane W. Strong-Treister, 62, was appointed to the Board of Directors in January 2018. Ms. Strong-Treister attended Rio Grande College and West Virginia State College. She has worked with Manpower, a temporary employment agency, since January 1987 and became the President and owner in 1997. Ms. Strong-Treister is active in community affairs and serves on the Workforce Investment Board for the State of West Virginia, the Foundation Board of Mountwest Community & Technical College and the Buckskin Council of the Boy Scouts. In addition, she also serves on the Charleston Roundtable Committee of the Federal Reserve Bank of Richmond. Ms. Strong-Treister received her Women Business Enterprise National Council certification (WBENC) in 2016 and was recognized in 2014 as a recipient of the YWCA Women of Achievement. The Governance Committee of the Board nominated Ms. Strong-Treister based on her experience operating a successful business with eleven offices located throughout the states of West Virginia and Kentucky and employing over 2,500 people within the administrative, industrial and professional divisions.  Ms. Strong-Treister owns, directly or indirectly, 614 shares of City Holding Company common stock.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board of Directors

The Company is managed under the direction of the Board of Directors, which has adopted Codes of Business Conduct and Ethics and charters for the Governance and Nominating Committee, Compensation Committee and the Audit Committee that set forth certain corporate governance practices. These documents are available on the Company’s Internet website at http://www.bankatcity.com under the Corporate Governance link located at the bottom of the page.

Board Leadership Structure and Oversight of Risk

The Company’s CEO does not serve as the Chairman of the Board. During 2018, the Chairman of the Board was C. Dallas Kayser, who presides at all meetings of the Board and meetings of the independent directors.  The decision to separate the roles of CEO and Chairman reflects internal control considerations and allows the Chairman to maintain an independent role in the oversight of management. The Chairman of the Board also chairs the Executive Committee, which is comprised of the chairmen of the other standing committees and the Company's CEO. The Board’s involvement in risk management includes: monthly reports and presentations by the Company’s Chief Credit Officer on credit trends, past-due loans, non-accruing loans, and classified loans; monthly reports and presentations by the Company’s Executive Vice President (“EVP”) of Commercial Banking on lending activity within the prior month; monthly reports on liquidity and transactions within the Company’s investment portfolio; monthly reports on capital; quarterly reports on interest rate risk and enterprise risk management; oversight of the internal audit function, regulatory compliance and loan review by the Audit Committee; annual reports to the Board of Directors from the Company’s primary regulators; oversight of significant legal risks presented by the Company’s Senior Vice President & General Counsel; oversight of governance issues by the Governance Committee; and through other reports from management on additional areas of risk as they are identified or requested.

Independence of Directors

Nasdaq rules require that a majority of the directors of Nasdaq-listed companies be “independent.” An “independent director” generally means a person other than an officer or employee of the listed company or its subsidiaries, or any other individual having a relationship, which, in the opinion of the listed company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Certain categories of persons are deemed not to be independent under the Nasdaq rules, such as persons employed by the listed company within the last three years, and persons who have received (or whose immediate family members have received) payments exceeding a specified amount from the listed company within the last three years, excluding payments that are not of a disqualifying nature (such as compensation for board service, payments arising solely from investments in the listed company’s securities, and benefits under a tax-qualified retirement plan). Nasdaq rules impose somewhat more stringent independence requirements on persons who serve as members of the audit committee and the compensation committee of a listed company.

Of the thirteen persons who served on our Board of Directors during 2018, we believe that Messrs. Burnette, Elliot, Fairchilds, File, Fisher, Goldman, Hylton, Jones, Kayser, Rossi and Mmes. Rowe and Strong-Treister are “independent” for purposes of Nasdaq rules. Mr. Hageboeck is not considered independent because he is an officer of City Holding Company. The Board has also determined that no member of the Audit or

Compensation Committees has any material relationship with the Company (either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company) and that all members of these committees meet the criteria for independence under the Nasdaq listing standards.

Thomas L. Burnette, a director, is the President and owner of Ashland Office Supply, Inc. ("Ashland"), an office supply business that City has used since 2008 and is currently using as a provider of various office supplies. In 2018, City paid Ashland approximately $305,000, which amount was under applicable Nasdaq independence requirements for the Company.

Meetings of Independent Directors

Independent members of the Board of Directors generally meet in executive sessions without management either immediately preceding or immediately following every regularly scheduled Board meeting. Other sessions may be called by the Chairman in his or her own discretion or at the request of the independent members of the Board. The independent directors met ten times in 2018. Mr. Kayser, the independent Chairman, led both the regular meetings of the Company’s directors as well as the executive sessions of independent directors during 2018.

Shareholders and other interested persons may contact the Chairman of the Board or the independent members of the Board of Directors as a group through the method described in “Communications with the Board of Directors” below.

Attendance at Annual Meeting

Although there is no formal written policy, the Company expects all directors to attend the Annual Meeting of Shareholders each year and historically more than a majority have done so. All directors attended the Annual Meeting of Shareholders held on May 2, 2018.

Communications with the Board of Directors

The Board of Directors has unanimously approved a process for shareholders to send communications to the Board of Directors and individual directors. Shareholders and other interested persons may communicate with the full Board of Directors, a specified committee of the Board, the independent directors or a specified individual member of the Board in writing by mail c/o City Holding Company, 25 Gatewater Road, P. O. Box 7520, Charleston, WV 25356-0520, Attention: Victoria A. Faw, Corporate Secretary. All communications will be forwarded to the Board of Directors, the specified committee of the Board or the specified individual director, as appropriate. The Company screens all mail for security purposes.

Availability of Codes of Business Conduct and Ethics and Committee Charters

In December 2009, the Company adopted a new Code of Business Conduct and Ethics which applies to all employees (including its chief executive officer and chief financial officer). Members of the Board of Directors are governed by a separate Code of Business Conduct and Ethics approved in January 2004. All members of the Board of Directors attest to their continued compliance with the Code of Business Conduct and Ethics annually. Both of the Codes of Business Conduct and Ethics and the charters of the Audit Committee, Compensation Committee, and Governance and Nominating Committee are available on the Company’s Internet website at http://www.bankatcity.com under the Corporate Governance link located at the bottom of the page. The Company intends to disclose any changes in or waivers from its Codes of Business Conduct and Ethics by posting such information on its website or by filing a Form 8-K.

Committees of the Board of Directors and Meeting Attendance

The full Board of Directors met, either in person or by teleconference, fifteen times during the fiscal year ended December 31, 2018. All of the members of the Board of Directors of the Company attended at least 75% of both the aggregate meetings of the Board of Directors and all committees on which such director served during 2018.

Membership on Certain Board Committees

The Board of Directors of City Holding Company has established an Audit Committee, Executive Committee, Nominating and Governance Committee, Compensation Committee, and Trust Committee. The following table sets forth the membership of such committees and the independence of each director as of the date of this proxy statement.

Director	Executive Committee	Audit Committee	Nominating and Governance Committee	Compensation Committee	Trust Committee	Independent*

Thomas L. Burnette (1)						X
John R. Elliot	X		X	Chairman		X
Charles W. Fairchilds		X				X
William H. File III			X	X	X	X
Robert D. Fisher		X	X			X
Jay C. Goldman	X		Chairman			X
Charles R. Hageboeck	X
Tracy W. Hylton II		X			X	X
J. Thomas Jones				X		X
C. Dallas Kayser	Chairman					X
James L. Rossi	X	Chairman				X
Sharon H. Rowe		X	X			X
Diane W. Strong-Treister		X				X

Number of Meetings Held in 2018	0	6	1	3	3	10

*	Director meets the independence requirements as defined in the listing standards of Nasdaq and SEC regulations.

(1)	Mr. Burnette was appointed to the Board of Directors in December 2018. He does not serve on any committees of the Board.

Executive Committee

For the fiscal year ended December 31, 2018, the Executive Committee consisted of Messrs. Elliot, Goldman, Hageboeck, Kayser (Chairman) and Rossi. Subject to limitations imposed by the West Virginia Business Corporation Act, the Executive Committee has the power to act between meetings of the Board on virtually all matters that the Board could act upon, but generally as a matter of practice reserves its function for special or emergency purposes. The Executive Committee did not meet during the fiscal year ended December 31, 2018.

Compensation Committee

During 2018, the Compensation Committee was comprised of Messrs. Elliot (Chairman), File and Jones. The Board of Directors has determined that each of the current members of the Compensation Committee is “independent” within the meaning of the general independence standards of the listing standards of Nasdaq. For a description of the function of the Compensation Committee, see “Board Compensation Committee Report on Executive Compensation” beginning on page 26. The Compensation Committee met three times during the fiscal year ended December 31, 2018.

Audit Committee

In 2018, the Audit Committee included Messrs. Rossi (Chairman), Fairchilds, Fisher, Hylton and Mmes. Rowe and Strong-Treister, none of whom is employed by the Company. The Board of Directors has determined that each of the current members of the Audit Committee is “independent” within the meaning of the enhanced independence standards for audit committee members in the Securities Exchange Act and rules thereunder, and as incorporated into Nasdaq listing standards. The Board of Directors has also determined that James L. Rossi, Chairman of the Audit Committee, is an “audit committee financial expert” within the meaning of the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002 and is “independent” within the meaning of the enhanced independence standards for audit committee members in the Nasdaq listing standards. The Audit Committee held six meetings during fiscal year 2018. The Audit Committee selects the Company’s independent registered public accounting firm (subject to advisory shareholder ratification), considers the scope of the audit, reviews the activities and recommendations made by the Company’s internal auditors, and considers comments made by the independent registered public accounting firm with respect to the Company’s internal control structure.

Governance and Nominating Committee

During 2018, the Governance and Nominating Committee (“Governance Committee”) consisted of Messrs. Goldman (Chairman), Elliot, File , Fisher and Ms. Rowe. The Board of Directors has determined that each of the current members of the Governance Committee is “independent” within the meaning of the general independence standards of the listing standards of Nasdaq. For a description of the function of the Governance Committee, see the “Governance and Nominating Committee Report” on page 5. The Governance Committee met one time during fiscal year 2018.

Director Candidate Recommendations and Nominations by Shareholders. The Governance Committee Charter provides that the Governance Committee will consider director candidate recommendations by shareholders. Any shareholder entitled to vote for the election of directors may (1) recommend candidates for election to the Board of Directors or (2) nominate persons for election to the Board of Directors if such shareholder complies with the procedures set forth in the Company’s Amended and Restated Bylaws, which are summarized in “Shareholder Proposals and Nominations” beginning on page 39.

Governance and Nominating Committee Process for Identifying and Evaluating Director Candidates. For a description of the Governance Committee’s process for identifying and evaluating candidates for election to the Board of Directors, see the “Governance and Nominating Committee Report” on page 5. The Governance Committee did not receive any recommendations from any shareholders in connection with the 2019 Annual Meeting.

Trust Committee

During 2018, Board representatives on the Trust Committee consisted of Messrs. File and Hylton. The Trust Committee met three times during fiscal year 2018. The Trust Committee exercises general oversight of the trust activities of the Company’s lead subsidiary, City National Bank.

Compensation of Directors

For 2018, non-employee directors of the Company received an annual retainer of $20,000 plus $1,000 for each Board meeting and $750 for each committee meeting attended. In addition, Messrs. Elliot, Goldman, Kayser and Rossi received committee chair and Chairman fees of $5,000, $5,000, $25,000 and $10,000, respectively. Expenses associated with attending meetings, such as travel costs and meals, are considered integrally and directly related to the performance of their duties as directors, are not considered to be personal benefits or perquisites and are not separately disclosed.

On January 31, 2018, the Board awarded $30,000 of Company Common Stock, par value $2.50, to each non-employee director of the Company as of the date of grant and pro-rated based upon their service during the prior year. The market price of Company Common Stock on the date of grant, January 31, 2018, was $68.80 per share.

Bank of Raleigh Directors Deferred Compensation Plan

Between 1987 and 1998, ten directors of the former Bank of Raleigh deferred all or part of their director fees in exchange for compensation that was deferred until their 70th birthdays. The Bank of Raleigh was part of Horizon Bancorp, Inc., which merged with the Company on December 31, 1998. The shareholders of both corporations ratified that merger and the benefits due under the Bank of Raleigh Directors Deferred Compensation Plan when they approved the merger in 1998. Directors File and Hylton were directors of the former Bank of Raleigh, and are covered by the plan. Under the terms of the plan, directors were given the opportunity to defer all or a portion of their directors’ fees for their service to the Bank of Raleigh beginning in 1987 through 1998. As a result of such deferrals, these directors (or their survivors) are entitled to payments for a period of 15 years upon reaching retirement age, as defined by the plan, or death. The methodology for calculating future benefits for these directors was established at the time that the deferrals were made, and is unaffected by their current service on the Board of the Company. The Company accrued the present value of these obligations on its Consolidated Balance Sheet. Their deferred benefits under the plan are as follows:

	Monthly Pension Benefit	Pension Start Date	Present Value of Benefit @ 12/31/18	Expense Recognized In 2018 In Regard to Benefits

William H. File III	$6,631	7/1/2017	$738,746	$45,059
Tracy W. Hylton II	$4,790	9/1/2018	$562,537	$32,793

2018 DIRECTOR COMPENSATION

2018 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)

Thomas L. Burnette (1)	2,667	-	-	2,667
John R. Elliot	42,000	29,997	-	71,997
Charles W. Fairchilds	39,500	29,997	-	69,497
William H. File III	40,250	29,997	45,059	115,306
Robert D. Fisher	40,250	29,997	-	70,247
Jay C. Goldman	40,750	29,997	-	70,747
Charles R. Hageboeck (2)	-	-	-	-
Tracy W. Hylton II	39,500	29,997	32,793	102,290
J. Thomas Jones	36,250	29,997	-	66,247
C. Dallas Kayser	59,000	29,997	-	88,997
James L. Rossi	49,500	29,997	-	79,497
Sharon H. Rowe	40,250	29,997	-	70,247
Diane W. Strong-Treister (3)	38,000	-	-	38,000

(1)Mr. Burnette joined the Board of Directors in December 2018.
(2)    Mr. Hageboeck, President and CEO of the Company, does not receive fees for director or committee service or for meeting attendance.
(3)    Ms. Strong-Treister joined the Board of Directors in January 2018.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the “Audit Committee”) is comprised of six independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee selects the Company’s independent registered public accounting firm, subject to advisory shareholder ratification. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and for performing an audit of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm.

Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Ernst & Young.

The Audit Committee has discussed with Ernst & Young the matters required to be discussed by the statement on Auditing Standards No. 1301 as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young regarding that firm’s communication with the Audit Committee concerning independence as required by applicable requirements of the Public Company Accounting Oversight Board, and has discussed with Ernst & Young that firm’s independence from the Company. The Audit Committee has also considered whether the provision of non-audit related services by Ernst & Young is compatible with maintaining Ernst & Young’s independence and determined that Ernst & Young’s independence has not been impaired.

Based upon the Audit Committee’s discussions with management and Ernst & Young and the Audit Committee’s review of the representations of management and the report of Ernst & Young to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission.

Respectfully submitted,

James L. Rossi, Chairman
Charles W. Fairchilds
Robert D. Fisher
Tracy W. Hylton II
Sharon H. Rowe
Diane W. Strong-Treister

February 26, 2019

This report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless the Company specifically incorporates this report by reference. It will not be otherwise filed under such Acts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board ratified the decision of the Audit Committee to engage Ernst & Young LLP ("Ernst & Young") to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2018, and our shareholders voted to ratify that selection at the 2018 annual meeting of shareholders. The Audit Committee has not yet selected a firm to serve as our independent registered public accounting firm for fiscal year ended December 31, 2019. The Committee has decided to conduct a competitive review of independent registered public accounting firms, and will be soliciting proposals from several firms, including Ernst & Young, to serve as our independent registered public accounting firm for 2019. Once these proposals are received and evaluated, the Audit Committee will select and engage an auditor for the fiscal year ended December 31, 2019. As a result, no recommendation concerning the appointment of an independent registered public accounting firm to audit our financial statements for 2019 is being presented for a vote by the shareholders at the Annual Meeting. Representatives of Ernst & Young will be present at the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions.

Principal Accounting Fees and Services

During the fiscal years ended December 31, 2018 and 2017, the Company engaged Ernst & Young as its independent registered public accounting firm principally to perform the annual audit of its consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, and to render other allowable services. The following table lists fees paid to Ernst & Young for services rendered in fiscal years 2018 and 2017:

	2018	2017
Audit Fees (1)	$723,555	$561,732
Audit-Related Fees	—	—
Tax Fees (2)	74,380	97,342
All Other Fees	—	—
Total Fees	$797,935	$659,074

(1)
Audit Fees include fees associated with the annual audit of the Company’s consolidated financial statements, included in its Annual Report on Form 10-K filed with the SEC, the audit of the effectiveness of the Company’s internal control over financial reporting, reviews of the Company’s quarterly reports on Form 10-Q filed with the SEC as well as the issuance of consents in filings with the SEC.

(2)	Tax Fees primarily include fees related to preparation, review and filing of tax returns as well as tax advisory services.

Pre-Approval Policies and Procedures

The Audit Committee Charter requires that the Audit Committee pre-approve all audit and non-audit services to be provided to the Company by the independent registered public accounting firm, provided, however, that the Audit Committee may specifically authorize its chairman to pre-approve the provision of any non-audit service to the Company. All of the services described above which Ernst & Young provided and for which they billed the Company, were pre-approved by the Company’s Audit Committee. For the fiscal year ended December 31, 2018, the Company’s Audit Committee did not waive the pre-approval requirement of any non-audit services provided to the Company by Ernst & Young.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The directors constituting the Compensation Committee in 2018 were Messrs. Elliot (Chairman), File and Jones. None of the individuals who served as a member of the Compensation Committee during calendar year 2018 were at any time officers or employees of the Company or any of its subsidiaries or had any relationship with the Company requiring disclosure under SEC regulations.

EXECUTIVE OFFICERS OF CITY HOLDING COMPANY

The following table sets forth the name of each “named executive officer,” as that term is defined by the SEC rules, and the principal positions and offices held with the Company as of December 31, 2018. Each of these officers has served as an executive officer of the Company for at least five years. Officers’ ages are shown as of the date of the Annual Meeting, April 17, 2019.

Name	Age	Business Experience
Charles R. Hageboeck	56	President and Chief Executive Officer, City Holding Company and City National Bank since February 2005.
Craig G. Stilwell	63	Executive Vice President of Retail Banking, City Holding Company and City National Bank since February 2005.
John A. DeRito	69	Executive Vice President of Commercial Banking, City Holding Company and City National Bank since June 2004.
David L. Bumgarner	54	Senior Vice President and Chief Financial Officer, City Holding Company and City National Bank since February 2005.
Jeffrey D. Legge	55	Senior Vice President, Chief Administrative Officer and Chief Information Officer, City Holding Company and City National Bank since December 2005.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion provides an overview and analysis of the Compensation Committee’s philosophy and objectives in designing the Company’s compensation programs as well as the compensation determinations relating to the President and Chief Executive Officer, Chief Financial Officer, EVP of Retail Banking, EVP of Commercial Banking and the Chief Administrative Officer/Chief Information Officer, who are collectively referred to as the “named executive officers” or “executives.”

This discussion should be read together with the compensation tables for our named executive officers, which can be found following this discussion.

Executive Summary

Financial and Strategic Highlights

City Holding Company completed another successful year in 2018 in regards to both financial performance and growth perspective. The Company completed the acquisitions of both Poage Bancshares, Inc. ("Poage") of Ashland, Kentucky and Farmers Deposit Bancorp, Inc. ("Farmers Deposit") of Cynthiana, Kentucky on December 7, 2018. These acquisitions increased the Company's total assets to $4.9 billion at December 31, 2018 and deepened our footprint in the Ashland and Lexington areas of Kentucky. As a result of these acquisitions, the Company incurred $13.3 million, or $0.67 per diluted share on an after tax basis, of acquisition and integration expenses. Financial highlights include:

•	Net income of $70.0 million

•	Return on Average Assets (“ROAA”) of 1.36% (1.87% after adjusting for the impact of acquisition and integration expenses)

•	Return on Average Tangible Common Equity (“ROATCE”) of 16.2% (18.6% after adjusting for the impact of acquisition and integration expenses)

•	Efficiency ratio of 50.0%

•	Net interest margin of 3.52%

•	Loan balances increased $460 million, including the acquisitions of Poage and Farmers Deposit, and $99 million exclusive of the acquisitions

Key Compensation Outcomes

Compensation outcomes for 2018 reflected the Company’s strong performance. which exceeded peer averages during the year, and subsequently included cash and equity awards that were generally above targeted performance levels as determined under the Company’s executive incentive plans.

•	Salaries: Salaries were set in 2018 based in part upon recommendations from an independent outside compensation consultant, McLagan (“McLagan”), a business unit of Aon plc.

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Cash Incentives: The Company performed above targeted performance levels in 2018. The Company’s target ROATCE was 15.5% and its actual performance ROATCE was 18.6% (excluding the impact of acquisition and integration expenses). By comparison, the regional peer group’s ROATCE in 2018 was 14.7%. As a result, executives received cash incentives above the targeted payout levels. Awards to executives were 130-147% of targeted payout levels.

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Long-Term Incentives: The Company granted Restricted Stock Units ("RSUs") and Performance Stock Units ("PSUs") in 2018. Targeted levels of PSUs were tied to base salary, but actual grants will be determined based upon Company performance during 2018-2020.

Say-on-Pay Vote

The Compensation Committee evaluates the Company’s executive compensation programs in light of market conditions, shareholder views, and governance considerations, and makes changes as appropriate. As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required to permit a separate non-binding advisory shareholder vote to approve the compensation of its executives. In 2017, the Company’s shareholders voted to hold this advisory “say-on-pay” vote every year. The shareholders will again vote on the frequency of say-on-pay votes at the 2023 Annual Meeting.

At the 2018 annual shareholders meeting, shareholders overwhelmingly approved the compensation of the executives, with 97.0% of shareholder votes cast in favor of the advisory say-on-pay proposal. The Company considered the number of votes cast in favor of the 2018 say-on-pay proposal to be a positive endorsement of its current pay practices and believes the vote result is evidence that its compensation policies and decisions have been in the best interests of shareholders. The Company will continue to monitor the level of support for each say-on-pay proposal in the future, including the results of Proposal 2 of the 2019 Annual Meeting described herein, and will consider this alongside other factors as it makes future executive compensation decisions.

Executive Compensation Philosophy

The Compensation Committee believes that its principal responsibility is to ensure that the Company’s compensation practices allow it to keep qualified management and to focus management on achieving business and financial objectives intended to increase shareholder returns and drive sustained value creation without promoting excessive risk taking.

The Compensation Committee believes that overall compensation should reflect compensation levels of comparable executives at peer institutions while also taking into account individual responsibilities and contributions to the Company’s overall performance as measured by profitability, the market price of the Company’s stock, and progress made toward achieving long-term strategic objectives.

In line with its pay-for-performance philosophy, the Compensation Committee believes that executives whose companies have performed well should be better compensated than executives whose companies have performed poorly. As such, the Company has generally targeted base salaries near the peer group median, provided strong cash incentive opportunities when the Company performs well, and granted stock compensation that rewards management for long-term success. The Company has not emphasized tenure-based compensation such as defined benefit pension plans and SERPs. The Company’s Board considers such forms of compensation to be misaligned with shareholder interests because it believes these forms of compensation generally reward tenure instead of performance. In short, the executives are accountable for the performance of the Company and the Board has designed the compensation program to reflect this.

Role of the Compensation Committee

The Compensation Committee is responsible for the design, implementation and administration of the compensation programs for executive officers and directors of the Company. The Compensation Committee completed the following actions relative to 2018 executive compensation:

•	Reviewed and approved stock ownership requirements of named executive officers and directors, first effective in 2012

•	Hired an independent compensation consultant to assist in a review of executive compensation, and with their assistance:

◦	Reviewed and approved the compensation peer group

◦	Reviewed base salaries for the named executive officers

◦	Reviewed and re-approved the Company’s compensation philosophy

◦	Reviewed and approved the 2018 cash incentive plan

◦	Reviewed and approved equity awards to named executive officers

◦	Reviewed and approved cash incentive payments for named executive officers

◦	Reviewed and re-approved the Compensation Committee Charter

Role and Relationship of the Compensation Consultant

As permitted by the Compensation Committee Charter, the Compensation Committee engaged an independent outside compensation consultant, McLagan, in 2018, to provide independent executive compensation advice and market compensation information. During 2018, McLagan assisted the Compensation Committee with the following initiatives:

•	Reviewed and updated a peer group of institutions for compensation benchmarking

•	Compiled information relating to executive compensation from peer banks

•	Advised the Compensation Committee on changes in industry compensation practices and provided insight on emerging regulations

•	Provided recommendations to the Compensation Committee regarding salaries and the appropriate level of cash incentives and equity awards

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Redesigned equity award practices to incorporate RSUs and PSUs, incorporating holding periods for RSU grants and incorporating alternative measures of performance for PSUs and further tying Company performance to equity awards

•	Compiled information relating to board of director compensation from peer banks

The Compensation Committee evaluated McLagan’s analysis and recommendations alongside other factors when making compensation decisions affecting the Company’s 2018 executive compensation program and when submitting its own recommendations to the Board on these matters.

Pursuant to the terms of its retention, McLagan reported directly to the Compensation Committee, which retains sole authority to select, retain, terminate, and approve the fees and other retention terms of its relationship with McLagan. McLagan did not provide any services outside those related to executive compensation and the Compensation Committee approved all projects completed by McLagan.

In February 2019, the Compensation Committee reviewed its relationship with McLagan and considered McLagan’s independence in light of all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act and under the applicable Nasdaq listing rules. The Compensation Committee received a report from McLagan addressing its independence, including the following factors: (1) additional services provided to the Company by McLagan; (2) fees paid by the Company as a percentage of McLagan's total revenue; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisors and a member of the Compensation Committee; (5) any Company stock owned by the senior advisors; and (6) any business or personal relationships between the executives and the senior advisors. The Compensation Committee discussed these considerations and concluded that the work performed by McLagan and McLagan’s senior advisors involved in the engagements did not raise any conflict of interest.

Role of Management

The CEO assists the Compensation Committee in recommending agenda items for its meetings and by gathering and producing information for these meetings. As requested by the Compensation Committee, the CEO participates in Compensation Committee meetings to discuss executive compensation, evaluate the performance of both the Company and individual executives, and provide pertinent financial, legal, or operational information. The CEO provides his insights and suggestions regarding compensation, but only Compensation Committee members, in executive session without the CEO or any other members of management present, vote on executive compensation decisions and other Company compensation matters under their purview for recommendation to the Board of Directors.

In 2018, the CEO made recommendations to the Compensation Committee regarding base salaries, incentive goals, and equity awards for executives other than himself. The Compensation Committee retained discretion to approve or modify recommendations prior to approval or, in the case of equity awards, prior to presentation before the Board of Directors for approval. The Compensation Committee discussed the CEO’s recommendations with him, but made final deliberations in executive session, without the CEO or any other members of management present.

Balancing Profitability and Risk

The Compensation Committee is responsible for establishing incentive plans for executive officers that achieve an appropriate balance between Company results and risk. The Compensation Committee recognizes that the business of banking inherently requires that the Company take on certain risks—in its lending activities, its depository activities, its investing activities, as well as many other facets of the traditional banking business. For instance, every loan made represents the extension of “risk” in exchange for a return in the form of interest paid by the customer to the bank. However, the Company recognizes that if incentive compensation is tied disproportionately to short-term performance metrics, or if proper controls and balances are not in place, there is some possibility that executives might be induced to take on excessive risk in pursuit of short-term gains, which would result in an undesirable risk-return balance.

To help ensure that incentive plans appropriately balance profitability and risk, the Compensation Committee has undertaken a comprehensive review of the Company’s various incentive plans in accordance with the final joint guidance issued by banking regulators regarding compensation risk. In support of its risk management goal, the Compensation Committee noted that the Company has established a compensation philosophy that balances short-term incentives paid for achieving strong short-term results with long-term stock incentives whose value would be negatively impacted by loan losses in the long-run.

Upon due consideration of these items, the Compensation Committee believes that the Company’s incentive plans are designed in such a way as to encourage executives to take only prudent levels of risk in the pursuit of strong performance on behalf of shareholders. Furthermore, it believes that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on its business or operations.

Competitive Benchmarking and Peer Groups

The Compensation Committee believes that it is important to periodically review compensation in the context of the Company’s performance and the compensation offered by its peers in the market, which it considers to include companies of similar size, markets, and products. For fiscal year 2018, the Company reviewed its performance compared to two peer groups, as well as compensation of executives at peer banks.

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National Peer Group – The National Peer Group includes publicly traded banks with total assets between $2 and $5 billion (98 banks as of December 31, 2018). This group was used for performance comparisons and was not used to conduct a formal market analysis of compensation.

•	Regional Peer Group – The Regional Peer Group is reviewed on an annual basis. For 2018, the peer group is comprised of 21 publicly-traded banks, and was based on the following criteria:

◦	Asset size in the range of $2 billion - $8.5 billion

◦	ROAA & ROATCE > 0%

◦	At least 15% of revenue from non-interest income

◦	Commercial loans < 85% of total loans

◦	More than 30 branches

◦	Headquartered in Illinois, Indiana, Kentucky, Maryland, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, and New York (excluding New York City)

▪	excludes companies in top 5 metro areas (MSAs)

▪	excludes thrifts

▪	excludes thinly traded companies

The banks included in the “Regional Peer Group” (including their home state and stock ticker symbol) are:

1st Source Corporation (IN, SRCE)	Arrow Financial Corporation (NY, AROW)
Community Trust Bancorp Inc. (KY, CTBI)	FB Financial Corporation (TN, FBK)
Financial Institutions, Inc. (NY, FISI)	First Bancorp (NC, FBNC)
First Busey Corporation (IL, BUSE)	First Commonwealth Financial Corporation (PA, FCF)
First Community Bancshares, Inc. (VA, FCBC)	First Financial Corporation (IN, THFF)
Great American Bancorp, Inc. (IN, GABC)	First Mid-Illinois Bancshares, Inc. (IL, FMBH)
Peoples Bancorp, Inc. (OH, PEBO)	Park National Corporation (OH, PRK)
S&T Bancorp, Inc. (PA, STBA)	Republic Bancorp, Inc. (KY, RBCAA)
StockYards Bancorp, Inc (KY, SYBT)	Sandy Spring Bancorp, Inc. (MD, SASR)
United Community Financial Corp. (OH, UCFC)	Tompkins Financial Corp (NY, TMP)
Univest Corp. of Pennsylvania (PA, UVSP)

Performance Comparison to Market

Based upon two measures of profitability (ROAA and ROATCE), the Company was clearly a top performer in 2018 compared to both the National and Regional Peer Groups. The Company’s performance ranked above the median and was in the top quarter of both peer groups on both performance metrics, as shown in the table below. None of the Company’s performance metrics have been adjusted for acquisition-related expenses.

Performance Measures - 2018	CHCO	National Peer Group (Median)	CHCO to National Peer Group (Percentile Rank)	Regional Peer Group (Median)	CHCO to Regional Peer Group (Percentile Rank)
Size
Total Assets	$4.9B	$3.1B	96%	$4.9B	50%
Net Income	$70.0M	$34.9M	97%	$64.6M	55%
Number of Branches	100	36	97%	66	86%
Profitability
ROAA	1.63%	1.20%	92%	1.40%	91%
ROATCE	16.2%	12.7%	83%	15.3%	77%

Discussion of Executive Compensation Components

The following table outlines the major elements of 2018 total compensation for our executives:

Compensation Element	Description and Purpose	Link to Performance	Fixed/ Performance Based	Short/Long-Term
Base Salary	Helps attract and retain executives through periodic payments of market-competitive base pay	Based on individual performance, experience, and scope of responsibility. Used to establish cash and equity incentive award opportunities.	Fixed	Short-Term
Cash Incentives	Encourages achievement of financial performance metrics that create near-term shareholder value
Quantitatively ties the executive’s compensation directly to factors that are judged important to the success of the Company and within each executive’s own sphere of influence.
Most executives share a common profitability goal tied to Return on Average Tangible Common Equity (ROATCE), while a portion of the incentive plan for the EVP of Commercial Banking is tied to commercial loan growth.
			Performance Based	Short-Term
Long-Term Incentive Awards	Aligns long-term interests of executives and shareholders while creating a retention incentive through multi-year vesting
Target grant values are based upon base salary. 40% of grants are RSUs and 60% are PSUs. RSUs have one, two and three year vesting—but also have a two year "holding period". RSUs are settled in stock at the conclusion of the two year holding period. PSUs vest at the end of three years. Actual grants are based upon target grants modified by the Company's relative performance on Return on Assets (ROA) during the three year period as well as by the Company's relative Total Shareholder Return on the Company's stock as compared to the peer group.
			Performance Based	Long-Term
Other Compensation	Dividends on restricted stock and health and welfare benefits on the same basis as other employees	Dividends on restricted stock further enhance the executive’s link to shareholders by ensuring they share in the distribution of income generated from ongoing financial performance.	Fixed & Performance Based	Short-Term & Long-Term

Base Salary

The Compensation Committee reviews executive salaries of its peers, but always bases determinations on the qualifications, experience and performance of the individual executives and value of the positions to the organization.

In 2018, the Compensation Committee reviewed the performance of individual executives within the scope of their own responsibilities in the Company. The CEO’s performance was evaluated based upon the performance of the Company as a whole. The Compensation Committee also reviewed the results of the market compensation study performed by McLagan and noted that the compensation for the executives was generally below the median of its peers.

After reviewing peer salary levels, recommendations from McLagan, and noting the performance of the Company and individual executives, the Compensation Committee recommended, and the Board approved, salaries as described below:

Name	Title	2016 Salary	2017 Salary	2018 Salary
Charles R. Hageboeck	President & CEO	$575,000	$589,375	$618,550
David L. Bumgarner	Chief Financial Officer	227,500	243,425	255,000
Craig G. Stilwell	EVP Retail Banking	367,000	376,175	400,000
John A. DeRito	EVP Commercial Banking	270,000	276,750	285,000
Jeffrey D. Legge	SVP Operations/CIO	210,000	225,000	245,000

Cash Incentives

The Company’s cash incentive plan is designed to motivate executives to achieve the Company’s annual performance objectives by tying a portion of compensation directly to factors that will create both short-term and long-term value to the Company’s shareholders.

The Board has determined that Return on Average Tangible Common Equity (“ROATCE”) represented the best measure of the Company’s success on behalf of its shareholders and uses ROATCE as the primary performance goal in the cash incentive plan for most executives and one of two departmental performance goals for the EVP of Commercial Banking. Cash incentive payments are subject to capital and asset quality triggers to discourage excessive risk-taking and ensure the plan balances profitability with the Company’s safety and soundness as a financial institution.

The tables below show the 2018 performance goals and results, goal weighting within the cash incentive plan, total cash incentive award opportunities, and payouts under the plan for 2018.

Name	Title	Goal Weighting
Charles R. Hageboeck	President & CEO	100% ROATCE
David L. Bumgarner	Chief Financial Officer	100% ROATCE
Craig G. Stilwell	EVP Retail Banking	100% ROATCE
John A. DeRito	EVP Commercial Banking	50% ROATCE 50% Commercial Loan Growth
Jeffrey D. Legge	SVP Operations/CIO	100% ROATCE

	2018 Performance Goals			Actual 2018 Result (1)
	Threshold	Target	Maximum
ROATCE	10%	15.5%	19.5%	18.6%

(1)    Excludes the impact of acquisition and integration expenses. For additional information please see the table below.

The 2018 commercial loan growth target applicable to Mr. DeRito was 2.75%. During 2018, average commercial loans outstanding grew 2.8%, exclusive of the acquisitions of Poage and Farmers Deposit, and year-over-year commercial loan growth was 3.9%.

The table below shows the 2018 ROATCE performance result as calculated for purposes of the incentive plan. The final ROATCE result excludes $13.3 million of acquisition and integration expenses associated with the Company's acquisitions of Poage and Farmers Deposit.

2018 ROATCE – Reconciliation (in thousands)
Reported Income Before Income Taxes	$88,017
Merger Expenses	13,257
Adjusted Reported Income Before Income Taxes	101,274
Income Taxes	20,784
Adjusted Net Income	$80,490
Average Equity	$514,085
Average Intangible Assets	82,119
Average Tangible Equity	$431,966
Return on Average Tangible Common Equity	18.6%

Based upon this adjusted ROATCE, cash incentives based on 2018 performance were calculated as follows:

	Cash Incentive Award Opportunity as % of Salary			Actual 2018 Award
Name	Threshold	Target	Maximum	(% of salary)	($)
Charles R. Hageboeck	0%	50%	75%	65%	403,279
David L. Bumgarner	0%	25%	37.5%	35%	88,692
Craig G. Stilwell	0%	40%	60%	56%	222,600
John A. DeRito	0%	40%	60%	59%	168,011
Jeffrey D. Legge	0%	25%	37.5%	35%	85,214

Long-Term Incentives

The Company believes in structuring its compensation plans to reflect an appropriate balance between short-term incentive compensation that rewards management for maintaining strong current financial performance and long-term compensation that rewards management for increases in the long-term underlying value of the Company. The Company also recognizes the importance of maintaining a stable and qualified executive management team to the long-term success of the institution. To support these objectives, the Company provides the executives with the opportunity to receive equity-based awards in the form of both stock options and restricted stock. The table below outlines the characteristics of the Company’s long-term incentives, which are granted under the City Holding Company 2013 Incentive Plan.

Stock Options
Options derive their value through price appreciation only and therefore, motivate executives to increase stock price. The City Holding Company 2013 Incentive Plan is silent on what would happen if options reach their expiration date and are "underwater"; however, the Board has voted that the Company would not buy out underwater options.

Restricted Stock
Restricted stock rewards executives for long-term stock price increases and preserves alignment with shareholders throughout all stock price performance conditions—both above and below the price on the date of grant.
The Company provides dividends on restricted stock to allow executives to share in the distribution of income generated from the Company’s ongoing financial performance and further align the interests of the executives with those of shareholders. Dividend payments ensure that executives are immediately affected by any decrease or increase in the Company’s dividend payments.

Restricted Stock Units
Restricted stock units reward executives for long-term stock price increases and preserve alignment with shareholders throughout all stock price conditions—both above and below the price on the date of the grant. The Compensation Committee does not grant restricted stock units as heavily as performance stock units in total award (40% of 2018 equity grant). The Board established a vesting period of one, two and three years for restricted stock units, followed by a two-year holding period.
The Company does not pay dividends on restricted stock units during the vesting period to the executives, but dividends will be accrued and distributed to the executive after such shares are no longer subject to vesting and hold requirement periods.

Performance Stock Units
Performance share units reward executives for long-term stock price increases and preserve alignment with shareholders throughout all stock price conditions—both above and below price on the date of grant. The Compensation Committee has chosen to emphasize performance units (60% of 2018 equity grant) to ensure that a majority of each executive's long-term compensation remains aligned with shareholders, as the shares are only earned if the Company meets certain specific long-term financial objectives. The payout of the performance share units are based on a combination of both the Company's three-year average ROA and the Company's total shareholder return ("TSR") during a three-year performance period relative to the ROA for the selected peer companies (see table below). The Board established a vesting period of three years for performance share units.
The Company does not pay dividends on performance share units during the vesting period to the executives, but dividends will be accrued and distributed to the executive after such shares are no long subject to the vesting requirement period.

Vesting - Restricted Stock Units
Restricted stock units will vest in three separate installments after their grant date of approximately 33.33% per installment on the first, second and third anniversaries of the grant date. The restricted stock units will then be subject to a two-year holding period after the vesting date. Executives would forfeit unvested shares upon leaving the Company's employment prior to the completion of the vesting and holding periods.

Vesting -Performance Stock Units
Performance stock units will vest on the third anniversary of the grant date. Executives would forfeit unvested shares upon leaving the Company's employment prior to the completion of the vesting period.

Timing of Awards
The Compensation Committee has adopted a general practice of providing long-term incentive awards to executives annually in conjunction with the payment of cash incentives based on the performance of the Company and the executive in the previous year, typically in February or March of each year. However, the Compensation Committee may consider recommendations for stock grants to the Company’s executive officers at any time, at its own discretion, and as circumstances necessitate.

Pricing of Awards
It is the Company’s policy that the exercise price of all option and restricted stock grants be equal to the closing price of the Company’s common stock on the date the option or restricted stock is granted.

In 2018, based upon discussions with independent compensation consultant McLagan, the Company redesigned its equity awards. Targets for equity awards are determined based upon responsibility level and during 2018 ranged from 25 to 50% of base salary. 40% of equity awards are Restricted Stock Units ("RSUs") and have one, two and three year vesting. RSUs also have a two-year holding period. RSUs will be settled in stock at the conclusion of the two-year holding period. 60% of target equity awards are Performance Stock Units ("PSUs") which vest in three years and will be settled in stock. However, the actual amount of stock awarded from PSUs will depend upon actual performance. Performance will be based upon the Company's relative performance on Return on Assets ("ROA") and on Total Shareholder Return ("TSR"). Depending upon the Company's ROA over 2018-2020 as compared to its peer group, the actual number of shares granted at the end of 2020 may range from 0% to 200% of the target grant. Executives will only earn the maximum (200% of the target grant) if the Company outperforms all banks in the peer group on ROA between 2018 and 2020. The actual grant will further be modified by the Company's relative performance as compared to the peer group on TSR, which may decrease or increase the grant by up to 25%. If the Company would have both the strongest ROA over three years and the best total shareholder return over three years, then the executives would receive 250% of the targeted number of shares awarded from PSUs. If the Company's ROA is in the bottom quartile of its peer group over the 2018-2020 period, the executives would receive no shares from the PSU award.

Name	Target Equity Award Opportunity as a % of Salary	2018 RSU Grants	2018 PSU Target Grants
Charles R. Hageboeck	50%	1,749	2,625
David L. Bumgarner	25%	361	542
Craig G. Stilwell	40%	893	1,340
John A. DeRito	40%	657	986
Jeffrey D. Legge	25%	334	501

ROA Component	At or below the 25th percentile	At the 50th percentile	At the 100th percentile
Percent of grant awarded at vest date	0%	100%	200%

The actual number of shares vested will be interpolated accordingly for performance between the 25th and 50th percentile and the 50th and 100th percentile.

After consideration of the ROA modifier, the actual number of performance shares awarded will further be increased or decreased by a modifier based on the Company's TSR relative to the TSR of the selected peer companies.

TSR Component	At or below the 25th percentile	At the 50th percentile	At or above the 75th percentile
Percent of grant awarded at vest date	75%	100%	125%

The amount vested will be interpolated accordingly for performance between the 25th and 50th percentile and the 50th and 75th percentile.

Stock Ownership Requirement

The Compensation Committee bases a large part of its compensation philosophy on aligning the interests of executives with those of shareholders. As a result, the Board adopted share ownership requirements for executives in late 2011, which was updated in January 2017. These guidelines require that within a five-year period from the date a person becomes a named executive officer, he or she must hold Company shares in value equal to the following:

•	President & CEO – 4x base salary

•	Other Named Executive Officers – 1x base salary

The Compensation Committee monitors whether the executives have satisfied or are making progress toward satisfying the share ownership guidelines. As of December 31, 2018, all named executive officers, including the CEO, have been determined to be in compliance with the stock ownership guidelines. In making this determination, the Compensation Committee considers common shares deemed to be held for the executive in the 401(k) Plan, common shares beneficially owned by the executive (but excluding options whether or not exercisable), and restricted common shares granted to the executive.

In February 2017, the Board revised the stock ownership guidelines for directors of the Company. The guidelines now require each director to own 2,500 shares of Company common stock within five years of becoming a director, and new directors are required to acquire at least 500 shares within one year of joining the Board. All directors have been determined to be in compliance with the stock ownership requirements.

Stock Ownership Restrictions – Pledging and Hedging

In addition to these ownership requirements for named executive officers and directors of the Company, the Company also has policies in place for executive officers and directors of the Company prohibiting the pledging and hedging of Company securities as follows:

•	Directors and executive officers are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan or other financial obligation.

•	Directors and executive officers are prohibited from engaging in any hedging transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds.

Other General Employee Benefits

Executive officers are eligible to participate in all employee benefit plans that are available to eligible employees generally, including health insurance, life and disability insurance, and 401(k) matching contributions.

Clawback Policies

Compensation recovery policies, or “clawbacks,” began to be used with the enactment of the Sarbanes-Oxley Act in 2002, which required that in the event of any restatement of a financial statement based on executive misconduct, public companies must recoup incentives paid to the company’s CEO and CFO within 12 months preceding the restatement. The Company’s CEO and CFO are currently subject to the Sarbanes-Oxley clawback provision, which is set forth in Section 304 of the Sarbanes-Oxley Act, and provides that if an issuer “is required to prepare an accounting restatement due to material noncompliance of the issuer, as a result of misconduct, with any financial reporting requirement under the securities laws,” the CEO and CFO shall reimburse the issuer for any bonus or other incentive-based or equity-based compensation received, and any profits realized from the sale of the securities of the issuer, during the year following issuance of the original financial report.

During 2014, the Board approved an Executive Officer Compensation Clawback Policy. This Policy applies to the Company’s current and former executive officers and other senior officers and authorizes recoupment with respect to incentive compensation (including stock options awarded as compensation) paid to current or former executive officers of the Company. The Policy requires any executive officer of the Company to reimburse or forfeit any incentive compensation received by such executive officer in the event that the Company issues an accounting restatement of its financial statements (other than as a result of a change in accounting principles). The Board will determine, in its sole discretion, the manner for recouping incentive compensation. In addition, the Compensation Committee may cancel, in whole or in part, outstanding performance based awards, where the Compensation Committee took into account the financial performance of the Company in granting such awards and the financial results were subsequently reduced due to such restatement. The recoupment of incentive compensation under this Policy is in addition to any other right or remedy available to the Company, including termination of employment or institution of civil or criminal proceedings. It is unclear when the SEC and Nasdaq will issue final rules relating to clawback requirements pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act; however management will continue to monitor the rule-making process with respect to any revisions that may be required to comply with new regulations.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is comprised of three directors, all of whom (i) satisfy the definition of “independent” under the listing standards of Nasdaq, (ii) are “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act and (iii) are “outside directors” as defined by Section 162(m) of the Internal Revenue Code. The Compensation Committee operates under a written charter adopted by the Board of Directors. Compensation Committee members are appointed by the Board and may be removed by the Board in its discretion. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees, as the Compensation Committee may deem appropriate, provided the subcommittees are composed entirely of independent directors.

The Compensation Committee also has the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant to assist in the evaluation of directors, the Chief Executive Officer or senior executive compensation. The Compensation Committee has sole authority to retain and terminate any such consulting firm, including sole authority to approve the firm’s fees and other retention terms. The Compensation Committee also has the authority, to the extent it deems necessary or appropriate, to retain other advisors. The Company provides for appropriate funding, as determined by the Compensation Committee, for payment of compensation to any consulting firm or other advisors employed by the Compensation Committee. In addition, the Compensation Committee makes regular reports to the Board and proposes any necessary action to the Board for full Board approval.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with management and based upon such review and discussions with management and the representations of management relating thereto, the Compensation Committee recommended that the Board of Directors include the CD&A in the Company's proxy statement sent to shareholders in connection with the Annual Meeting and through incorporation by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission.

Respectfully submitted,

John R. Elliot, Chairman
William H. File III
J. Thomas Jones
March 6, 2019

This report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless the Company specifically incorporates this report by reference. It will not be otherwise filed under such Acts.

2018 SUMMARY COMPENSATION TABLE

The following table provides information concerning the compensation of the named executive officers for our three most recently completed fiscal years.

SUMMARY COMPENSATION
Name and Principal Position	Year	Salary	Stock Awards(1), (4)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation (1),(3)	Total
		($)	($)	($)	($)	($)	($)

Charles R. Hageboeck	2018	618,550	293,546	-	403,279	12,250	1,327,624
President, Chief Executive Officer and Director	2017	589,375	251,485	106,716	398,933	11,709	1,358,219
(Principal Executive Officer)	2016	575,000	221,886	95,125	356,385	17,573	1,265,969

David L. Bumgarner	2018	255,000	60,602	-	88,692	10,678	414,973
Chief Financial Officer	2017	243,425	54,847	23,452	82,384	10,439	414,546
(Principal Financial Officer)	2016	227,500	50,027	21,442	78,328	10,249	387,547

Craig G. Stilwell	2018	400,000	149,859	-	222,600	13,705	786,163
Executive Vice President, Retail Banking	2017	376,175	123,819	52,978	203,699	13,306	769,977
	2016	367,000	115,054	49,330	176,931	13,455	721,769

John A. DeRito	2018	285,000	110,264	-	168,011	17,251	580,526
Executive Vice President, Commercial Banking	2017	276,750	102,133	43,690	157,955	17,573	598,100
	2016	270,000	59,254	25,410	145,925	16,673	517,262

Jeffrey D. Legge	2018	245,000	56,037	-	85,214	10,704	396,954
Senior Vice President, Operations/CIO	2017	225,000	73,814	21,648	76,148	8,067	404,676
	2016	210,000	45,785	19,632	72,303	7,467	355,187

(1)
Amounts reflect the grant date fair value of stock options and restricted stock awards. See Note Fifteen to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 regarding assumptions underlying valuation of equity awards.

(2)	Amounts reflect cash bonuses awarded to named executive officers. These bonuses were earned in fiscal years 2016, 2017 and 2018 and paid in 2017, 2018 and 2019.

(3)
“All Other Compensation” for 2016, 2017 and 2018 consists of the following: (i) the Company’s matching contribution under the City Holding Company 401(k) Plan & Trust and (ii) group term life insurance premium payments.

(4)
Includes 350 shares of restricted stock granted to Mr. Legge on February 22, 2017 that vest fully on the seventh anniversary of the grant date, subject to the performance-based requirements described on page 23.

GRANTS OF PLAN-BASED AWARDS

Each of the named executive officers is compensated under a predefined incentive plan tied to quantifiable goals. Each executive’s incentive plan has a targeted payout if the executive hits predefined goals (Target). Each executive must hit certain minimum goals in order to have any payout at all (Threshold). These incentive plans have prescribed maximums (Maximum) and it is possible that the executives might receive more than their targeted payouts if performance is very good.

For example, Mr. Hageboeck’s incentive plan for 2018 was tied to the Company’s return on average tangible common equity (ROATCE). A targeted incentive of 50% of Mr. Hageboeck’s base salary is earned if the ROATCE is 15.5%. If the ROATCE is lower, the incentive earned is lower. If the ROATCE is lower than 10%, no incentive is earned. If ROATCE is more than 15.5%, then the incentive will be higher than the targeted amount. However, under no circumstances would the incentive exceed 75% of base salary.

Similarly, the other named executive officers have incentive plans based upon formulas as described earlier (see “Cash Incentives” on page 22).

The table below sets forth information concerning the targets, thresholds and maximums for each named executive officer’s non-equity incentive plan-based awards as of December 31, 2018. See “Long-Term Incentives” on page 23 for material terms of equity grants under the City Holding Company 2013 Incentive Plan.

		Estimated future payouts under non-equity incentive plan awards
Name	Grant Date	Threshold	Target	Maximum	All other stock awards: Number of shares of stock or restricted units	Grant date fair value of target stock awards
		($)	($)	($)	(#)	($)

Charles R. Hageboeck (Principal Executive Officer)	2/28/2018	none	309,275	463,913	4,374	293,546
David L. Bumgarner (Principal Financial Officer)	2/28/2018	none	63,750	95,625	903	60,602
Craig G. Stilwell	2/28/2018	none	160,000	240,000	2,233	149,859
John A. DeRito	2/28/2018	none	114,000	171,000	1,643	110,264
Jeffrey D. Legge	2/28/2018	none	61,250	91,875	835	56,037

EQUITY HOLDINGS

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth the number of exerciseable and unexerciseable stock options, option exercise prices and expiration dates, the number of unvested stock awards along with their market values and the number and value of equity incentive plan awards held by the named executive officers as of the fiscal year ended December 31, 2018. Each outstanding award is represented by a separate row, which indicates the number of securities underlying the award.

For option awards, the table discloses the exercise price and the expiration date of the options. For stock awards, the table provides the number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Vesting Date(1)	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested
	(#)	(#)	($)			(#)	($)
	Exerciseable	Unexerciseable

Charles R. Hageboeck	-	-	-	-	4/30/2019	10,250	692,798
(Principal Executive Officer)	-	3,660	43.73	2/24/2026	2/24/2019	1,691	114,295
	-	1,978	46.61	2/26/2025	2/26/2019	1,593	107,671
	-	-	-	-	2/28/2019	583	39,405
	-	2,010	44.43	3/26/2024	3/26/2019	1,709	115,511
	-	2,524	66.32	2/22/2027	2/22/2020	1,254	84,758
	-	3,660	43.73	2/24/2026	2/24/2020	1,691	114,295
	-	1,980	46.61	2/26/2025	2/26/2020	1,595	107,806
	-	-	-	-	2/28/2020	583	39,405
	-	2,524	66.32	2/22/2027	2/22/2021	1,254	84,758
	-	3,660	43.73	2/24/2026	2/24/2021	1,692	114,362
	-	-	-	-	2/28/2021	583	39,405
	-	-	-	-	2/28/2021	2,625	177,424
	-	2,524	66.32	2/22/2027	2/22/2022	1,254	84,758

David L. Bumgarner	-	-	-	-	(3)	3,875	261,911
(Principal Financial Officer)	485	-	44.43	3/26/2024	3/26/2018	-	-
	-	825	43.73	2/24/2026	2/24/2019	381	25,752
	-	341	46.61	2/26/2025	2/26/2019	275	18,587
	-	-	-	-	2/28/2019	120	8,111
	-	485	44.43	3/26/2024	3/26/2019	413	27,915
	-	554	66.32	2/22/2027	2/22/2020	275	18,587
	-	825	43.73	2/24/2026	2/24/2020	381	25,752
	-	342	46.61	2/26/2025	2/26/2020	275	18,587
	-	-	-	-	2/28/2020	120	8,111
	-	554	66.32	2/22/2027	2/22/2021	275	18,587
	-	825	43.73	2/24/2026	2/24/2021	382	25,819
	-	-	-	-	2/28/2021	121	8,178
	-	-	-	-	2/28/2021	542	36,634
	-	556	66.32	2/22/2027	2/22/2022	277	18,722

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Vesting Date(1)	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested
	(#)	(#)	($)			(#)	($)
	Exerciseable	Unexerciseable

Craig G. Stilwell	-	-	-	-	4/30/2019	2,925	197,701
	-	1,898	43.73	2/24/2026	2/24/2019	877	59,276
	-	1,015	46.61	2/26/2025	2/26/2019	818	55,289
	-	-	-	-	2/28/2019	297	20,074
	-	968	44.43	3/26/2024	3/26/2019	823	55,627
	-	1,253	66.32	2/22/2027	2/22/2020	622	42,041
	-	1,898	43.73	2/24/2026	2/24/2020	877	59,276
		1,017	46.61	2/26/2025	2/26/2020	818	55,289
	-	-	-	-	2/28/2020	298	20,142
	-	1,253	66.32	2/22/2027	2/22/2021	622	42,041
	-	1,898	43.73	2/24/2026	2/24/2021	877	59,276
	-	-	-	-	2/28/2021	298	20,142
	-	-	-	-	2/28/2021	1,340	90,571
	-	1,253	66.32	2/22/2027	2/22/2022	623	42,109

John A. DeRito	-	-	-	-	4/30/2019	1,875	126,731
	600		46.61	2/26/2025	2/26/2018	-	-
	38		37.74	2/27/2023	2/27/2018	-	-
	807		44.43	3/26/2024	3/26/2018	-	-
	-	978	43.73	2/24/2026	2/24/2019	452	30,551
	-	600	46.61	2/26/2025	2/26/2019	483	32,646
	-	-	-	-	2/28/2019	219	14,802
	-	807	44.43	3/26/2024	3/26/2019	686	46,367
	-	1,033	66.32	2/22/2027	2/22/2020	513	34,674
	-	978	43.73	2/24/2026	2/24/2020	452	30,551
	-	600	46.61	2/26/2025	2/26/2020	484	32,714
	-	-	-	-	2/28/2020	219	14,802
		1,033	66.32	2/22/2027	2/22/2021	513	34,674
	-	977	43.73	2/24/2026	2/24/2021	451	30,483
	-	-	-	-	2/28/2021	219	14,802
	-	-	-	-	2/28/2021	986	66,644
		1,034	66.32	2/22/2027	2/22/2022	514	34,741

Jeffrey D. Legge	-	-	-	-	(4)	1,500	101,385
	384	-	46.61	2/26/2025	2/26/2018	-	-
	383		44.43	3/26/2024	3/26/2018	-	-
	-	755	43.73	2/24/2026	2/24/2019	349	23,589
	-	384	46.61	2/26/2025	2/26/2019	310	20,953
	-	-	-	-	2/28/2019	111	7,502
	-	383	44.43	3/26/2024	3/26/2019	327	22,102
	-	512	66.32	2/22/2027	2/22/2020	254	17,168
	-	755	43.73	2/24/2026	2/24/2020	349	23,589
	-	386	46.61	2/26/2025	2/26/2020	310	20,953
	-	-	-	-	2/28/2020	111	7,502
	-	512	66.32	2/22/2027	2/22/2021	254	17,168

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Vesting Date(1)	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested
	(#)	(#)	($)			(#)	($)
	Exerciseable	Unexerciseable
	-	756	43.73	2/24/2026	2/24/2021	349	23,589
	-	-	-	-	2/28/2021	112	7,570
	-	-	-	-	2/28/2021	501	33,863
	-	512	66.32	2/22/2027	2/22/2022	255	17,235
	-	-	-	-	2/22/2024	350	23,657

(1)	Vesting Date applies to both option awards and stock awards.

(2)
Performance stock units included in this column represent a targeted number of shares. The actual number of shares vested at the end of the vesting period may be more or less than the target number of performance stock units granted depending upon the Company's relative performance as compared to its peer group. The targeted performance stock units granted in 2018 and vesting in 2021 were as follows: 2,625 for Mr. Hageboeck; 542 for Mr. Bumgarner; 1,340 for Mr. Stilwell; 986 for Mr. DeRito and 501 for Mr. Legge.

(3)
Mr. Bumgarner was awarded 5,875 shares of restricted stock on 7/15/2009. Those restricted shares will vest as follows: 7/15/2019 – 1,000 shares; 7/15/2020 – 2,875 shares. Cumulative vesting of 5,875 shares will occur upon an involuntary termination after a change in control.

(4)
Mr. Legge was awarded 1,500 shares of restricted stock on 9/25/2013. Those restricted shares will vest as follows: 9/25/2021 – 500 shares; 9/25/2022 – 500 shares; 9/25/2023 – 500 shares. Cumulative vesting of 1,500 shares will occur upon an involuntary termination after a change of control.

Option Exercises and Stock Vested

The following table shows the number of stock options exercised and the value realized upon exercise by the named executive officers during the fiscal year ended December 31, 2018.

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)

Charles R. Hageboeck (Principal Executive Officer)	16,775	533,052	14,414	1,021,959
David L. Bumgarner (Principal Financial Officer)	1,896	56,965	2,856	204,734
Craig G. Stilwell	5,216	168,573	6,771	479,760
John A. DeRito	2,649	93,616	5,689	403,612
Jeffrey D. Legge	1,196	43,893	1,534	106,835

POST-EMPLOYMENT PAYMENTS

Post-Employment Compensation

The tables shown below summarize the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a named executive officer at, following or in connection with any termination of employment including by resignation, retirement, disability, a change in control of the Company, a change in the named executive officer’s responsibilities or a constructive termination of the named executive officer. The information shown below is as of the most recent fiscal year ended December 31, 2018.

Vested Cash Termination Benefits – Hageboeck & Stilwell

Mr. Hageboeck (currently the Company’s CEO) and Mr. Stilwell (currently the Company’s EVP of Retail Banking) were part of the original five member “turnaround team” that joined the Company in 2001 when the Company was significantly troubled. In 2001, the Company signed agreements with all five of the then executive officers which provided that each of these officers had the opportunity to voluntarily resign after the turnaround was complete and receive a “Termination Benefit.” For Mr. Hageboeck and Mr. Stilwell, the Termination Benefit equaled two years of cash compensation following four years of service to the company. The Termination Benefits for Mr. Hageboeck and Mr. Stilwell vested in 2005 following four years of service with the Company. Three of the other executive officers originally employed as part of the “turnaround team” terminated their employment with the Company during 2004 and 2005 and received the promised cash Termination Benefit as provided under their respective 2001 employment agreements. The Company asked Mr. Hageboeck and Mr. Stilwell to accept their positions as the Company’s CEO and Executive Vice President in 2005, and these cash Termination Benefits remain fully vested and have been preserved in subsequent employment contracts with Mr. Hageboeck and Mr. Stilwell. The voluntary Termination Benefits grow each year at an amount equal to the one-year constant maturity treasury rate and cannot be forfeited except where the officer personally profits from willful fraudulent activity that materially and adversely affects the Company. The cost of this vested Termination Benefit has been fully accrued and expensed by the Company.

Change of Control Severance Benefits

The Compensation Committee and the Board of Directors believes that it is in the best interests of the Company to provide the Company’s named executive officers with some income protection in the event that the Company is acquired. In such an instance, it is very likely that the named executive officers would lose their current employment. Given the relatively small number of comparable positions within the industry, the Compensation Committee recognizes that it would take each of the named executive officers significant time to find comparable employment. Severance benefits are common at the Company’s peers, and attracting and retaining qualified leaders for the Company necessitate such compensation. Each of the named executive officers of the Company have been afforded such protection under agreements signed by the Company and each such agreement also includes significant protections for the Company in that the named executive officers are prohibited from competing with the Company following termination. Particularly given the importance of such non-compete and non-solicit provisions, the Compensation Committee believes that these benefits are in the Company’s best interests.

Share-Based Payments (Options, Restricted Stock, Long-Vested Restricted Stock)

Estimated payments include items such as restricted shares that would vest in the case of the executive’s death, disability, or upon a change of control of the Company. It should be noted that the value of these awards would have been reportable under the Summary Compensation Table in the year in which they were granted and will have been expensed over the vesting period. For purposes of calculating values for these tables, generally restricted shares and units outstanding for each named executive officer were deemed to have fully vested as of December 31, 2018 (at the closing price of Company common stock on that date, which was $67.59) in the event of death, disability or in a change of control. However, certain shares granted to executive officers in 2009, and referred to previously as “long-vested shares,” specifically provided for alternate vesting schedules. In the event of death or disability, the long-vested shares will vest proportionately between the date of grant and the final vesting date of the award (ten to eleven years from the grant date). In the event of a change of control, the shares will vest immediately. Calculations regarding the value of such restricted stock assumed a change of control effective December 31, 2018 at the closing stock price on that date. With respect to unexercised but fully vested options, the estimated payments reflect the “spread,” which is the difference between the market price and the exercise price of any unexercised but fully vested options as of December 31, 2018 whose exercise price was lower than the market value of the Company’s common stock on that day. Unexercised but fully vested options that are “in-the-money” could be exercised for value at the present time, and thus would have value to an executive in the event of death, disability, change of control, or voluntary termination or termination without cause. Additionally, unvested in-the-money options would vest upon a change of control.

Health Insurance

The Company maintains a self-insured health plan. As a result, the cost of providing health care coverage to the Company’s named executive officers can only be estimated based on the current average cost of care across the Company’s insured employee base. The actual costs to the Company would depend upon the health experience of the named executive officer and his or her dependents during the period that coverage was in effect. The Company carries reinsurance for claims for any covered employee or dependent in excess of $150,000.

Life insurance benefits for executives are calculated at base salary times two. Such benefits are available to all of the Company’s full-time equivalent employees.

Charles R. Hageboeck, President & Chief Executive Officer

The following table describes potential payments upon termination for various reasons for Charles R. Hageboeck, the Company’s President and Chief Executive Officer.

POST-EMPLOYMENT PAYMENTS – HAGEBOECK
Executive Benefits and Payments Upon Termination	Cash Payments ($) (1)	Health Insurance ($) (3)	Life Insurance ($)	Option Awards In-the-Money ($) (2)	Restricted Stock Awards ($) (6)	Total Compensation ($) (1)
Termination for Just Cause	-	-	-	-	-	-
Termination Without Just Cause (2)	3,065,487	89,251	-	-	-	3,154,738
Voluntary Termination at 12/31/2018 (2)(5)	1,282,077	89,251	-	-	-	1,371,328
Death (2)	3,065,487	-	1,237,100	-	1,893,885	6,196,472
Disability (2)(4)	3,065,487	89,251	-	-	1,893,885	5,048,623
Change of Control (2)(5)	3,065,487	89,251	-	401,190	1,916,650	5,472,578

(1)
Included in the amounts in this column is a Termination Benefit of $1,282,077 for Mr. Hageboeck that has been fully accrued and expensed by the Company. Mr. Hageboeck provides for a Termination Benefit that became fully vested in 2005 and is payable if and when Mr. Hageboeck voluntarily terminates this employment with the Company. The Termination Benefit grows each year at an amount equal to the one–year constant maturity treasury rate and cannot be forfeited except where the officer personally profits from willful fraudulent activity that materially and adversely affects the Company.

(2)
Vested option awards in-the-money for Mr. Hageboeck are exercisable for 90 days following his termination of employment for termination without just cause, voluntary termination, death or disability. All option awards in-the-money will become 100% vested upon a change in control. For purposes of calculating the amounts in this column, the spread between the exercise of 24,520 options in-the-money that were unvested at December 31, 2018 and the market value of the Company’s common stock on December 31, 2018 of $67.59 has been calculated for a change of control.

(3)
The Employment Agreement for Mr. Hageboeck provides for a continuation of health insurance coverage on the same terms as were in effect prior to his termination of employment for a period of up to 60 months under either the Company’s plan or comparable coverage. The estimated value of this benefit is $89,251 and would be effective if Mr. Hageboeck’s employment were terminated voluntarily by Mr. Hageboeck or if terminated by the Company without just cause, due to a change of control, or due to disability.

(4)
In the event of disability, the employment contract for Mr. Hageboeck provides that he have up to 12 months of continuous disability before his employment agreement may be terminated. After that, the Company may terminate his employment and he is entitled to receive an amount equal to “Termination Compensation” times three (which represents three years of compensation). Termination Compensation will be the highest amount of cash compensation received by the officer in the prior three fiscal years. Thus, Termination Compensation for Mr. Hageboeck will be determined in reference to the calendar year ended December 31, 2018 as $1,021,829 reduced by the amount of any compensation received pursuant to any applicable disability insurance plan of the Company. Amounts shown in this row are payable in either a lump sum or over a severance period.

(5)
The Employment and/or Change in Control Agreements for each of the named executive officers provides for salary continuation for a period following termination as a result of a change in control as defined by the respective agreements. The amount shown in this row for Mr. Hageboeck reflects Termination Compensation of $1,021,829 times three (which represents three years of compensation), as provided for in his employment agreement and amendments thereto. Mr. Hageboeck can elect to receive this amount as a lump sum or over a severance period of three years. For three years after a termination as a result of a change in control, Mr. Hageboeck is bound by non-compete, non-solicitation, and confidentiality restrictions. Additionally, Mr. Hageboeck’s Employment and/or Change in Control Agreement provides that if Mr. Hageboeck collects an amount arising from any and all sources of compensation from the Company exceeding the product of 2.99 and Mr. Hageboeck's “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code (“Code § 280G”) at the time of a change in control, the Company shall pay Mr. Hageboeck 147.5% of the federal excise taxes payable by Mr. Hageboeck under Internal Revenue Code § 4999.  As of December 31, 2018, the Company is unable to determine if any such amount related to Code § 280G would be payable to Mr. Hageboeck.

(6)
Mr. Hageboeck holds 28,357 restricted shares. Of these restricted share awards, 18,107 shares become 100% vested upon death, disability or a change in control. The remaining 10,250 long-vested shares vest proportionately over the ten-year period following the grant date in the event of death or disability. In the event of a change of control these long-vested shares would be 100% vested as of December 31, 2018.

David L. Bumgarner, Chief Financial Officer

The following table describes potential payments upon termination for various reasons for David L. Bumgarner, the Company’s Chief Financial Officer.

POST-EMPLOYMENT PAYMENTS – BUMGARNER
Executive Benefits and Payments Upon Termination	Cash Payments ($)	Health Insurance ($) (3)	Life Insurance ($)	Option Awards In-the-Money ($) (1)	Restricted Stock Awards ($) (2)	Total Compensation ($)
Termination for Just Cause	-	-	-	-	-	-
Termination Without Just Cause	-	-	-	11,233	-	11,233
Voluntary Termination at 12/31/2018	-	-	-	11,233	-	11,233
Death	-	-	510,000	11,233	512,648	1,033,881
Disability	-	-	-	11,233	512,648	523,881
Change of Control (4)	343,692	17,850	-	97,961	521,254	980,757

(1)
Vested option awards in-the-money for Mr. Bumgarner are exercisable for 90 days following his termination of employment for termination without just cause, voluntary termination, death or disability. All option awards in-the-money will become 100% vested upon a change in control. For purposes of calculating the amounts in this column, the spread between the exercise of 5,307 options in-the-money that were unvested at December 31, 2018 and the market value of the Company’s common stock on December 31, 2018 of $67.59 has been calculated for a change of control.

(2)
Mr. Bumgarner holds 7,712 restricted shares. Of these restricted share awards, 3,837 shares become 100% vested upon death, disability or a change in control. The remaining 3,875 long-vested shares vest proportionately over the eleven-year period following the grant date in the event of death or disability. In the event of a change of control, these long-vested shares would be 100% vested as of December 31, 2018.

(3)
The Change in Control Agreement for Mr. Bumgarner provides for a continuation of health insurance coverage on the same terms as were in effect prior to his termination of employment for a period of up to 12 months under either the Company’s plan or comparable coverage. The estimated value of this benefit is $17,850 and would be effective if Mr. Bumgarner’s employment were terminated by the Company because of a change of control.

(4)
The Employment and/or Change in Control Agreements for each of the named executive officers provides for salary continuation for a period following termination as a result of a Change in Control as defined by the respective agreements. The amount shown in this row for Mr. Bumgarner reflects Termination Compensation of $343,692 (which represents one year of compensation), as provided in his employment agreement and amendments thereto. Mr. Bumgarner can elect to receive this amount as a lump sum or over a severance period of 12 months. In addition, for one year after a termination as a result of a change in control, Mr. Bumgarner is bound by non-compete and non-solicitation restrictions.

Craig G. Stilwell

The following table describes potential payments upon termination for various reasons for Craig G. Stilwell, the Company’s Executive Vice President of Retail Banking.

POST-EMPLOYMENT PAYMENTS – STILWELL
Executive Benefits and Payments Upon Termination	Cash Payments ($) (1)	Health Insurance ($) (4)	Life Insurance ($)	Option Awards In-the-Money ($) (2)	Restricted Stock Awards ($) (3)	Total Compensation ($) (1)
Termination for Just Cause	-	-	-	-	-	-
Termination Without Just Cause	1,867,800	89,251	-	-	-	1,957,051
Voluntary Termination at 12/31/2017	791,751	89,251	-	-	-	881,002
Death	1,867,800	-	800,000	-	812,357	3,480,157
Disability (5)	1,867,800	89,251	-	-	812,357	2,769,408
Change of Control (6)	1,867,800	89,251	-	205,683	818,853	2,981,587

(1)
Included in the amounts in this column is a Termination Benefit of $791,751 for Mr. Stilwell that has been fully accrued and expensed by the Company. The Employment Agreement for Mr. Stilwell provides for a Termination Benefit that became fully vested in 2005 and is payable if and when Mr. Stilwell voluntarily terminates this employment with the Company. The Termination Benefit grows each year at an amount equal to the one–year constant maturity treasury rate and cannot be forfeited except where the officer personally profits from willful fraudulent activity that materially and adversely affects the Company.

(2)
Vested option awards in-the-money for Mr. Stilwell are exercisable for 90 days following his termination of employment for termination without just cause, voluntary termination, death or disability. All option awards in-the-money will become 100% vested upon a change in control. For purposes of calculating the amounts in this column, the spread between the exercise of 12,453 unvested option awards and the market value of the Company’s common stock on December 31, 2018 of $67.59 has been calculated for a change of control.

(3)
Mr. Stilwell holds 12,115 restricted shares. Of these restricted share awards, 9,190 shares become 100% vested upon death, disability or a change in control. The remaining 2,925 long-vested shares vest proportionately over the ten-year period following the grant date in the event of death or disability. In the event of a change of control these long-vested shares would be 100% vested at December 31, 2018.

(4)
The Employment Agreement for Mr. Stilwell provides for a continuation of health insurance coverage on the same terms as were in effect prior to his termination of employment for a period of up to 60 months under either the Company’s plan or comparable coverage. The estimated value of this benefit is

$89,251 and would be effective if Mr. Stilwell’s employment were terminated voluntarily by Mr. Stilwell or if terminated by the Company without just cause, due to a change of control, or due to disability.

(5)
In the event of disability, the employment contract for Mr. Stilwell provides that he have up to 12 months of continuous disability before his employment agreement may be terminated. After that, the Company may terminate his employment and he is entitled to receive an amount equal to Termination Compensation times three (which represents three years of compensation). Termination Compensation will be the highest amount of cash compensation received by the officer in the prior three fiscal years. Thus, Termination Compensation for Mr. Stilwell will be determined in reference to the calendar year ended December 31, 2018 as $622,600, reduced by the amount of any compensation received pursuant to any applicable disability insurance plan of the Company.

(6)
The Employment and/or Change in Control Agreements for each of the named executive officers provides for salary continuation for a period following termination as a result of a change in control as defined by the respective agreements. The amount shown in this row for Mr. Stilwell reflects Termination Compensation of $622,600 times three (which represents three years of compensation), as provided for in his employment agreement and amendments thereto. Mr. Stilwell can elect to receive this amount as a lump sum or over a severance period of three years. For three years after a termination as a result of a change in control, Mr. Stilwell is bound by non-compete, non-solicitation, and confidentiality restrictions. Additionally, Mr. Stilwell’s Employment and/or Change in Control Agreement provides that if Mr. Stilwell collects an amount arising from any and all sources of compensation from the Company exceeding the product of 2.99 and Mr. Stilwell's “base amount” as defined in Code § 280G at the time of a change in control, the Company shall pay Mr. Stilwell 147.5% of the federal excise taxes payable by Mr. Stilwell under Internal Revenue Code § 4999.  As of December 31, 2018, the Company is unable to determine if any such amount related to Code § 280G would be payable to Mr. Stilwell.

John A. DeRito

The following table describes potential payments upon termination for various reasons for John A. DeRito, the Company’s Executive Vice President of Commercial Banking.

POST-EMPLOYMENT PAYMENTS – DERITO
Executive Benefits and Payments Upon Termination	Cash Payments ($)	Health Insurance ($) (3)	Life Insurance ($)	Option Awards In-the-Money ($) (1)	Restricted Stock Awards ($) (2)	Total Compensation ($)
Termination for Just Cause	-	-	-	-	-	-
Termination Without Just Cause (4)	522,705	15,337	-	32,412	-	570,454
Voluntary Termination at 12/31/2018	-	-	-	32,412	-	32,412
Death	-	-	570,000	32,412	541,017	1,143,429
Disability	-	-	-	32,412	541,017	573,429
Change of Control (5)	906,022	35,700	-	150,197	545,181	1,637,100

(1)
Vested option awards in-the-money for Mr. DeRito are exercisable for 90 days following his termination of employment for termination without just cause, voluntary termination, death or disability. All option awards in-the-money will become 100% vested upon a change in control. For purposes of calculating the amounts in this column, the spread between the exercise of 8,040 unvested option awards and the market value of the Company’s common stock on December 31, 2018 of $67.59 has been calculated for a change of control.

(2)
Mr. DeRito holds 8,066 restricted shares. Of these restricted share awards, 6,191 shares become 100% vested upon death, disability or a change in control. The remaining 1,875 long-vested shares vest proportionately over the ten-year period following the grant date in the event of death or disability. In the event of a change of control these long-vested shares would be 100% vested as of December 31, 2018.

(3)
The Change in Control Agreement for Mr. DeRito provides for a continuation of health insurance coverage on the same terms as were in effect prior to his termination of employment for a period of up to 24 months under either the Company’s plan or comparable coverage. The estimated value of this benefit is $35,700 and would be effective if Mr. DeRito’s employment were terminated because of a change of control.

(4)
Mr. DeRito’s Change in Control Agreement provides that if Mr. DeRito is terminated without just cause, Mr. DeRito will be paid an amount equal to his Termination Compensation for 60 weeks and provided health insurance coverage for 60 weeks.

(5)
The Employment and/or Change in Control Agreements for each of the named executive officers provides for salary continuation for a period following termination as a result of a change in control as defined by the respective agreements. The amount shown in this row for Mr. DeRito reflects Termination Compensation of $453,011 times two (which represents two years of compensation), as provided in his employment agreement and amendments thereto. Mr. DeRito can elect to receive this amount as a lump sum or over a severance period of two years. In addition, for two years after a termination as a result of a change in control, Mr. DeRito is bound by non-compete and non-solicitation restrictions.

Jeffrey D. Legge

The following table describes potential payments upon termination for various reasons for Jeffrey D. Legge, the Company’s Senior Vice President of Operations and Chief Information Officer.

POST-EMPLOYMENT PAYMENTS – LEGGE
Executive Benefits and Payments Upon Termination	Cash Payments ($)	Health Insurance ($) (3)	Life Insurance ($)	Option Awards In-the-Money ($)(1)	Restricted Stock Awards ($) (2)	Total Compensation ($)
Termination for Just Cause	-	-	-	-	-	-
Termination Without Just Cause	-	-	-	16,927	-	16,927
Voluntary Termination at 12/31/2018	-	-	-	16,927	-	16,927
Death	-	-	490,000	16,927	314,495	821,422
Disability	-	-	-	16,927	314,495	331,422
Change of Control (4)	330,214	11,232	-	97,969	347,548	786,963

(1)
Vested option awards in-the-money for Mr. Legge are exerciseable for 90 days following his termination of employment for termination without just cause, voluntary termination, death or disability. All option awards in-the-money will become 100% vested upon a change in control. For purposes of calculating the amounts in this column, the spread between the exercise of 4,955 options in-the-money that were unvested at December 31, 2018 and the market value of the Company’s common stock on December 31, 2018 of $67.59 has been calculated for a change of control.

(2)
Mr. Legge holds 5,442 restricted shares. Of these restricted share awards, 3,942 shares become 100% vested upon death, disability or a change in control. The remaining 1,500 long-vested shares vest proportionately over the ten-year period following the grant date in the event of death or disability. In the event of a change of control these long-vested shares would be 100% vested as of December 31, 2018.

(3)
The Change in Control Agreement for Mr. Legge provides for a continuation of health insurance coverage on the same terms as were in effect prior to his termination of employment for a period of up to 12 months. The estimated value of this benefit is $11,232 and would be effective if Mr. Legge’s employment were terminated either by the Company, or by the employee for “good cause” as defined in the Agreement, following a change of control.

(4)
Mr. Legge is employed under a Change in Control Agreement which provides for salary continuation for a period following termination as a result of a Change in Control as defined under the agreement. The amount shown in this row for Mr. Legge reflects Termination Compensation of $330,214 (which represents one year of compensation), as provided in his Change in Control Agreement. Mr. Legge can elect to receive this amount as a lump sum or over a severance period of 12 months. In addition, for one year after a termination as a result of a change in control, Mr. Legge is bound by non-compete and non-solicitation restrictions.

Employment Agreements

The Company entered into employment agreements with Charles R. Hageboeck and Craig G. Stilwell on July 25, 2007, replacing agreements previously entered into during 2001. These agreements have a term of two years, but automatically renew each month for an additional month unless either the Company or the officer serves notice to the other to fix the term to a definite two-year term. Both Mr. Hageboeck’s and Mr. Stilwell’s employment agreements address salary, incentives and other benefits. In the event that either Mr. Hageboeck or Mr. Stilwell voluntarily terminate their employment with the Company for any reason or at any time, the officer will be entitled to receive a certain sum of money, plus interest from and after December 31, 2006, paid over 36 months. This covenant within the Employment Agreements between the Company and Mr. Hageboeck and Mr. Stilwell preserves Termination Benefits available to them that were part of the original employment agreements between the Company and the officers originally signed on June 11, 2001 and May 15, 2001, respectively. At December 31, 2018, Mr. Hageboeck could voluntarily resign and the Company would be obligated to make payments to him over 36 months totaling $1,282,077 plus interest at the Treasury One-Year Constant Maturity rate until paid in full. At December 31, 2018, Mr. Stilwell could voluntarily resign and the Company would be obligated to make payments to him over 36 months totaling $791,751 plus interest at the Treasury One-Year Constant Maturity rate until paid in full. The Company has accrued expense to reflect the costs of this benefit totaling $2,073,828. These benefits just described for Mr. Hageboeck and Mr. Stilwell are deemed fully vested and shall not be subject to risk of forfeiture under any circumstances, including any of the reasons that qualify for “Just Cause” as described below and as provided under the agreements, except where the officer personally profits from his willful fraudulent activity and that activity materially and adversely affects the Company. Additionally, the Company is required to make health insurance available to both officers for a period of up to five years following voluntary termination.

In the event of termination without Just Cause, death, or disability, each of Mr. Hageboeck and Mr. Stilwell are entitled to receive three times his Termination Compensation, which is defined as equal to the highest amount of cash compensation paid to or for the benefit of the employee in respect of any of the three most recent calendar years ending prior to the date of termination, determined by reference to the annual cash compensation (including salary, cash-based incentive compensation, and cash-based bonus but not including equity incentive compensation) of the Summary Compensation Table set forth in the Company’s proxy statement for such year. Additionally, both Mr. Hageboeck and Mr. Stilwell’s employment contracts require the Company to provide health insurance for five years in the event that their employment terminates due to disability or without Just Cause.

The Company entered into a Change in Control and Termination Agreement on June 28, 2004 with John A. DeRito. Under this agreement, in the event of a change in control, Mr. DeRito may voluntarily terminate his employment with the Company until the expiration of the 24-month period after the change in control for “Good Reason” as defined in the agreement and be entitled to receive benefits as described in the Post

Employment Compensation Table above. Mr. DeRito’s Change in Control and Termination Agreement also provides that if Mr. DeRito is terminated without Just Cause, he will receive benefits as described in the Post-Employment Compensation Table above. “Just Cause” shall mean termination, accomplished by vote of the Company’s Board of Directors, related to Mr. DeRito’s personal dishonesty, gross incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation, gross negligence, malfeasance (other than traffic violations or similar offenses) or a final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, unethical business practices in connection with the Company’s business, or misappropriation of the Company’s assets or similarly serious violation of policy of the Company.

The Company entered into a Change in Control Agreement with David Bumgarner on February 1, 2005. Mr. Bumgarner’s agreement provides that in the event of a change in control of the Company, Mr. Bumgarner may voluntarily terminate his employment with the Company until the expiration of the 12-month period after the change in control for “Good Reason” as defined in the agreement and receive benefits as shown in the Post-Employment Compensation Table above.

The Company entered into a Change in Control Agreement with Jeffrey D. Legge on February 6, 2006. Mr. Legge’s agreement provides that in the event of a change in control of the Company, Mr. Legge may voluntarily terminate his employment with the Company until the expiration of a 12-month period after the change in control for “Good Reason” as defined in the agreement and receive benefits as shown in the Post-Employment Compensation Table above.

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities and Exchange Commission adopted a rule requiring annual disclosure of the annual total compensation (as defined below) for the Chief Executive Officer (the “CEO”) and for the median employee along with the ratio of the CEO’s annual total compensation to the median employee's annual total compensation.

Our median employee was identified by: (1) we obtained a list of all employees (including full-time, part-time, temporary or seasonal) employed as of December 31, 2018, excluding our CEO; (2) we annualized the compensation of full-time and part-time permanent employees who were employed as of December 31, 2018, but did not work for the Company the entire year in 2018 (no full-time equivalent adjustments were made for part-time employees); (3) total compensation was then calculated in same manner for all employees as shown for our CEO in the “Summary Compensation Table” on page 27; and (4) we then selected the employee that ranked as the median (481 of 961).

Annual Total Compensation of Mr. Hageboeck, CEO	$1,327,624
Annual Total Compensation of Median Employee	$33,674
Ratio of CEO to Median Employee Compensation	39.4

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal 2)

The Company is providing shareholders with a non-binding advisory vote on compensation programs for our named executive officers (sometimes referred to as “Say-on-Pay”). Accordingly, you may vote on the following resolution at the 2019 Annual Meeting, the consideration of which is required pursuant to Section 14A of the Securities Exchange Act:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”

This vote is advisory in nature and therefore, is non-binding. The Board of Directors and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results. The Company solicits shareholder advisory votes on executive compensation annually.

As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to motivate our executives to create a successful and high-performing company with an appropriate balance of return and risk. We believe that our compensation program, with its balance of short-term incentives and long-term incentives reward sustained performance that is aligned with long-term shareholder interests. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

The Board of Directors unanimously recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

CERTAIN TRANSACTIONS INVOLVING DIRECTORS AND
EXECUTIVE OFFICERS

The Company’s subsidiaries had, and expect to have in the future, banking transactions with directors and executive officers of the Company, their immediate families and entities in which they are principal owners (more than 10% ownership interest). These transactions are in the ordinary course of business and on substantially the same terms, including interest rates and security, as those prevailing at the same time for comparable transactions with others and do not involve more than the normal risk of collectability or present other unfavorable factors.

The Company’s loan policy requires that all extensions of credits to directors and executive officers and their related interests, as defined in Item 404 of SEC Regulation S-K, must be reviewed and approved by the Executive Loan Committee and promptly reported to the Board of Directors. If required by the procedural and financial requirements of Regulation O of the Board of Governors of the Federal Reserve System, such credits will be approved in advance by a majority of disinterested directors. Directors and executive officers may not be present for discussions on their own loans, loans involving their related interests or loans involving any other conflict of interest situation and must abstain from voting on such credits.

In relation to other related party transactions with directors and executive officers and their related interests, the Company adheres to an unwritten policy whereby before the Company or any of its subsidiaries enters into any transaction for which the value of the transaction is expected to be at least $120,000, and an interested party in the transaction is a director, executive officer, an immediate family member of a director or executive officer, or a shareholder owning 5% or greater of the Company’s outstanding stock, the Board of Directors must review and approve the transaction. In reviewing any such potential transaction, the directors will consider the fairness of the transaction to the Company, whether the transaction would or could compromise the interested party’s independence and judgment, the best interests of the Company, and such other factors determined advisable by the Board of Directors.

Thomas L. Burnette, a director, is the President and owner of Ashland Office Supply, Inc. ("Ashland"), an office supply business that City has used since 2008 and is currently using as a provider of various office supplies. In 2018, City paid Ashland approximately $305,000. As the sole owner of Ashland, Mr. Burnette's interest in the transaction is approximately $305,000. Because Mr. Burnette did not join the Board of Directors until after the closing of the Poage Bankshares acquisition in December, 2018, the Board of Directors did not review and approve the Company's transactions with Ashland. The Board of Directors will review and, if appropriate, approve the Company's transactions with Ashland during 2019.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Under the regulations of the SEC, any shareholder desiring to make a proposal pursuant to Rule 14a-8 of the SEC’s proxy rules to be acted upon at the Company’s 2020 Annual Meeting of Shareholders must present such proposal to the Company’s Secretary at the principal executive offices of the Company at 25 Gatewater Road, Charleston, West Virginia 25313, not later than November 21, 2019 in order for the proposal to be considered for inclusion in the Company’s proxy statement for the 2020 Annual Meeting of Shareholders. SEC rules establish a different deadline for submission of shareholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting. The deadline for these proposals for the 2020 Annual Meeting is February 4, 2020. If a shareholder gives notice of such a proposal after this deadline, the proxies will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if it is raised at the Annual Meeting.

Pursuant to the Company’s Amended and Restated Bylaws, a shareholder may nominate persons for election to the Board of Directors at an annual shareholder meeting and, pursuant to the Governance and Nominating Committee Charter, the Governance Committee considers nominees recommended by shareholders, in each case, if written notice is submitted to the Company’s Secretary at the principal executive offices of the Company not less than 120 calendar days prior to April 17, 2020, or December 30, 2019.

The shareholder’s notice must include:

o	as to each person whom the shareholder proposes to nominate for election as a director:

▪all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14A under the Exchange Act; and

▪such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

o	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

▪the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner;

▪the class and number of shares of the Company’s Common Stock that are owned beneficially and of record by such shareholder and such beneficial owner;

▪a description of all arrangements or understandings between the shareholder and each nominee and any other persons (naming them) pursuant to which the nominations are to be made by the shareholder;

▪a representation that such shareholder is a holder of record of the Company’s Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

▪a representation if the shareholder intends to solicit proxies from shareholders in support of such nomination.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company’s Secretary not less than 120 calendar days prior to April 17, 2020, or December 30, 2019. The shareholder’s notice must contain:

o	as to each matter:

▪a brief description of the business desired to be brought before the meeting;

▪the reasons for conducting such business at the meeting;

▪in the event that such business includes a proposal to amend the Company’s Articles of Incorporation or Bylaws, the language of the proposed amendment; and

▪any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and

o	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the information described above with respect to the shareholder proposing such business.

The Company is required to present a shareholder’s nomination or proposal only if the shareholder meets all of the above requirements and appears or sends a qualified representative to present such proposal at the shareholder meeting. The requirements found in the Company’s Amended and Restated Bylaws are separate from and in addition to the requirements of the SEC that a shareholder must meet to have a proposal included in the Company’s proxy statement.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors is not informed of any matters, other than those stated above, that may be brought before the Annual Meeting. However, if any other matters are brought before the Annual Meeting or any adjournments or postponements thereof, the persons named on the accompanying proxy card or their substitutes will vote with respect to such matters in accordance with their best judgment.

Directions to City Holding Company’s 2019 Annual Meeting, which will be held in the Erma Byrd Gallery on the third floor of Riggleman Hall at the University of Charleston, 2300 MacCorkle Avenue, SE, Charleston, West Virginia 25304, follow below:

◦
From the North: Travel I-77 South or I-79 South into Charleston. Follow the signs to I-64 West. Take Oakwood Road Exit 58A and follow the signs to State Route 61 South (MacCorkle Avenue). Once on State Route 61 South (MacCorkle Avenue), travel approximately 1.5 miles. The campus is on the left.

◦
From the South: Travel I-77 North (West Virginia Turnpike). Go through downtown Charleston (ignore the UC sign at MacCorkle Avenue) to I-64 West. Take Oakwood Road Exit 58A and follow the signs toward State Route 61 South. Once on State Route 61 South (MacCorkle Avenue), travel approximately 1.5 miles. The campus is on the left.

◦
From the East: Travel I-64 West or I-79 South. From I-64, go through downtown Charleston (ignore the UC sign at MacCorkle Avenue), continuing West. Take Oakwood Road Exit 58A and follow the signs toward State Route 61 South. Once on State Route 61 South (MacCorkle Avenue) travel approximately 1.5 miles. The campus is on the left.

◦
From the West: Travel I-64 East to Charleston. Take the Oakwood Road Exit 58A and follow the signs to State Route 61 South. Once on State Route 61 South (MacCorkle Avenue), travel approximately 1.5 miles. The campus is on the left.

▪
Parking for Meeting Attendees. Free parking for meeting attendees is available in the Visitor Parking Lot located in front of the Alumni Center and Riggleman Hall or in the parking building located to the right of the main entrance.

ANNUAL REPORT

The Company has included a copy of its Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC, with this proxy statement.  A request for an additional copy, which will be provided without charge to shareholders of the Company, should be directed to Victoria A. Faw, Corporate Secretary, City Holding Company, 25 Gatewater Road, Charleston, WV 25313 or by calling 304-769-1100. The Company's Form 10-K will also be available on the SEC's website at http://www.sec.gov, and through a link at the Investor Relations, SEC Filings section of the Company's website (http://www.bankatcity.com).

By Order of the Board of Directors,

Victoria A. Faw,
Secretary

March 19, 2019

City Holding Company
c/o Corporate Election Services
P. O. Box 1150
Pittsburgh, PA 15230-1150

VOTE BY TELEPHONE

Have your proxy card available when you call **Toll-Free 1-888-693-8683** using a touch-tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website **www.cesvote.com** and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the **postage-paid envelope** provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a touch-tone telephone: **1-888-693-8683**	Access the Website and cast your vote: **www.cesvote.com**	Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week.
If you vote by telephone or Internet, please do not send your proxy by mail.

The City Holding Company Notice of Annual Meeting, Proxy Statement and Annual Report to Shareholders are available at www.ViewMaterial.com/CHCO.

IF VOTING BY TELEPHONE OR INTERNET, YOUR VOTE MUST BE RECEIVED BY 6:00 AM, EASTERN TIME, ON APRIL 17, 2019.

➔

Proxy card must be signed and dated below.
Please fold and detach card at perforation before mailing.

CITY HOLDING COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 17, 2019.

The undersigned shareholder of City Holding Company hereby appoints Victoria A. Faw and David L. Bumgarner and each of them, with full power of substitution, as proxies and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of City Holding Company held of record by the undersigned on March 1, 2019 at the Annual Meeting of Shareholders to be held on April 17, 2019 or any adjournment or adjournments thereof. The undersigned shareholder authorizes the proxies to cumulate their votes at their discretion.

Dated: ______________________

____
Signature

____
Signature, if held jointly

Please date and sign exactly as name appears hereon. If shares are held jointly, each shareholder should sign. Agents, executors, administrators, guardians, trustees, etc. should use full title, and, if more than one, all should sign. If the shareholder is a corporation, please sign full corporate name by the president or another authorized officer. If a partnership, please sign in partnership name by authorized person.

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YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230, so your shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

Proxy card must be signed and dated on the reverse side.
↓ Please fold and detach card at perforation before mailing. ↓

CITY HOLDING COMPANY **PROXY**

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2. You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting.

1. Proposal to elect four Class II directors to serve for a term of three years and to elect one Class III director to serve for a term of one year.

CLASS II NOMINEES:	FOR	AGAINST	ABSTAIN	CLASS III NOMINEE:	FOR	AGAINST	ABSTAIN
1. Charles W. Fairchilds	❑	❑	❑	6. Thomas L. Burnette	❑	❑	❑
2. William H. File III	❑	❑	❑				
3. Tracy W. Hylton II	❑	❑	❑				
4. C. Dallas Kayser	❑	❑	❑				
5. Sharon H. Rowe	❑	❑	❑				

2. Proposal for advisory approval of the Company's executive compensation.

❑ **FOR** ❑ **AGAINST** ❑ **ABSTAIN**

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or adjournments thereof.

Please mark, sign, date and return the proxy promptly using the enclosed envelope.

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